UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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LIGAND PHARMACEUTICALS INCORPORATED
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Notice of Annual Meeting of Stockholders

Meeting Date	Wednesday, June 10, 2020
Time	8:30 a.m. (Pacific Time)
Virtual Meeting Link and Password	www.meetingcenter.io/291958613 Password: LGND2020
Record Date	April 14, 2020

Dear Stockholder:

The annual meeting of stockholders of Ligand Pharmaceuticals Incorporated (“Ligand” or the “Company”) will be held on June 10, 2020 at 8:30 a.m. Pacific time. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting:
www.meetingcenter.io/291958613 on the meeting date and at the time described in the accompanying proxy statement. The password for the meeting is LGND2020. There is no physical location for the annual meeting. The annual meeting will be held for the following purposes:
1. To elect a board of directors for the forthcoming year. Our board of directors has nominated the following nine persons, each to serve for a one year term to expire at the 2021 annual meeting of stockholders: Jason Aryeh, Sarah Boyce, Todd Davis, Nancy Gray, John Higgins, John Kozarich, John LaMattina, Sunil Patel and Stephen Sabba.
2. To ratify the selection of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2020.
3. To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”).
4. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.
Stockholders of record at the close of business on April 14, 2020 will be entitled to vote at the annual meeting. We have elected to use the internet as our primary means of providing our proxy materials to stockholders. Most stockholders will receive only a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and for voting via the internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose.
Our stock transfer books will remain open between the record date, April 14, 2020, and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our offices and at the meeting. Whether or not you plan to participate in the virtual annual meeting via live webcast, please vote by internet or telephone as described in the enclosed proxy materials or, if you request that the proxy materials be mailed to you, by signing, dating and returning the proxy card enclosed with those materials. If you attend the virtual annual meeting and vote at the meeting through the virtual annual meeting portal, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. The prompt return of your proxy will assist us in preparing for the annual meeting.

This proxy statement and our annual report are available electronically at www.envisionreports.com/LGND.

By Order of the Board of Directors,

/s/ CHARLES S. BERKMAN
Charles S. Berkman Senior Vice President, General Counsel & Secretary
San Diego, California
April 24, 2020

General Information about the Annual Meeting and Voting

What is the purpose of the annual meeting?	At our annual meeting, stockholders will act on the items outlined in the notice of meeting that is attached to this proxy statement. These include the election of directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm and the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement.

How can I attend the annual meeting?
The annual meeting will be conducted virtually via live webcast. You are entitled to participate in the annual meeting only if you were a stockholder of the Company as of the close of business on 4/14/2020, or if you hold a valid proxy for the annual meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/291958613. The password for the meeting is “LGND2020”. You also will be able to vote your shares online by attending the annual meeting by webcast. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once. In order to promote fairness, efficient use of time and in order to ensure all stockholders are responded to, we will respond to up to two questions from a single stockholder.

To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker, and wish to attend the annual meeting, you must register in advance using the instructions below.

The online meeting will begin promptly at 8:30 a.m., Pacific time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 1

How do I register to attend the annual meeting virtually on the internet?
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the virtual annual meeting. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, commonly known as holding shares in “street name,” you must register in advance to attend the virtual annual meeting. To register to attend the annual meeting you must submit proof of your proxy power (legal proxy) reflecting your ownership of shares of Ligand common stock along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 2:00 p.m., Pacific time, on June 5, 2020. Contact your bank or broker to obtain the legal proxy to provide to Computershare.

You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to our transfer agent Computershare at the following:
•By email - Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
•By mail – Computershare
 Ligand Pharmaceuticals Incorporated Legal Proxy
 P.O. Box 43001
 Providence, RI 02940-3001

Who can vote at the meeting?	Only stockholders of record as of the close of business on the Record Date are entitled to vote the shares of stock they held on that date. Stockholders may vote by attending the annual meeting or by proxy (see “How can I attend the annual meeting” above and “How do I vote by proxy?” below). Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this proxy statement. Our amended and restated bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person (including as a participant in the virtual annual meeting) or represented by proxy, will be a quorum for the transaction of business at the meeting.

How many votes do I have?	Each share of our common stock that you own as of April 14, 2020 entitles you to one vote. The Notice of Internet Availability of Proxy Materials that is sent to you, or the proxy card or voting instruction form that is included in the proxy materials mailed to you if you have requested delivery by mail, will show the number of shares that you are entitled to vote.

What is a “broker non-vote”?
A broker non-vote occurs when a broker holding shares for a beneficial owner, commonly known as holding shares in “street name,” does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

How are votes counted?
Directors will be elected by a favorable vote of a plurality of the aggregate votes present, as an attendee to the live webcast or by proxy, at the annual meeting. Accordingly, abstentions will not affect the outcome of the election of candidates for director. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors, the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement and any stockholder proposals. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on this proposal and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 2

The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 requires the affirmative vote of a majority of the aggregate votes present, as an attendee to the live webcast or by proxy, and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote against this proposal. However, ratification of the selection of Ernst & Young LLP is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

Approval of the non-binding advisory resolution on our executive compensation requires the affirmative vote of a majority of the aggregate votes present, as an attendee to the live webcast or by proxy, and entitled to vote at the annual meeting. Abstentions will have the same effect as a vote against this proposal. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the compensation of our named executive officers. As a result, broker non-votes will have no effect on the outcome of the vote.

All votes will be counted by an inspector of elections appointed for the meeting. The inspector will count separately “yes” votes, “no” votes, abstentions and broker non-votes. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Voting results will be tabulated and certified by our mailing and tabulating agent, Computershare.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders who have not previously requested the receipt of paper proxy materials advising them that they can access this proxy statement, the 2019 annual report and voting instructions over the internet at http://www.envisionreports.com/LGND, by calling toll-free (866) 641-4276, or by sending an e-mail to investorvote@computershare.com with “Proxy Materials Ligand Pharmaceuticals” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. There is no charge for you requesting a copy. Please make your request for a copy on or before May 27, 2020 to facilitate timely delivery. In addition, stockholders may request to receive proxy materials electronically by email or in printed form by mail on an ongoing basis. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Our proxy statement and related materials are first being made available to our shareholders on or about April 24, 2020. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of the annual meeting.

Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 3

How do I vote by proxy?	Record Holders
If you are a stockholder of record on the Record Date, you may vote in one of the following four ways:

By the internet. You may go to www.envisionreports.com/LGND 24 hours a day, 7 days a week, and follow the instructions. You will need the 15-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on June 9, 2020.

By telephone. On a touch-tone telephone, you may call toll-free 1-800-652-8683, 24 hours a day, 7 days a week, and follow the instructions. You will need the 15 digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on June 9, 2020.

By mail. If you are a stockholder of record, and you elect to receive your proxy materials by mail, you may vote by proxy by marking, dating, and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. You should mail the proxy card form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.

At the annual meeting. You may vote your shares at the virtual annual meeting by the internet if you attend via live webcast. See “How can I attend the annual meeting?” and “How do I register to attend the annual meeting virtually on the internet?” above for additional details.

Even if you plan to attend the annual meeting, we encourage you to vote over the internet or by telephone prior to the meeting. It is fast and convenient, and votes are recorded and confirmed immediately.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote during the annual meeting, you must obtain a valid proxy from your broker, bank or other agent and register with Computershare no later than 2:00 p.m., Pacific time, on June 5, 2020. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form. See “How do I register to attend the annual meeting virtually on the internet” above for additional details on how to register with Computershare.

Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 4

May I revoke my proxy?
If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy by sending in another signed proxy with a later date, by notifying our corporate secretary, Charles S. Berkman, in writing before the annual meeting that you have revoked your proxy, or by attending the annual meeting and voting during the meeting.

What is the quorum requirement?	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued, outstanding and entitled to vote are present via live webcast or represented by proxy at the annual meeting. On the Record Date, there were 16,049,703 shares outstanding and entitled to vote. Accordingly, 8,024,852 shares must be represented by stockholders present at the annual meeting or by proxy to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the annual meeting or a majority in voting power of the stockholders entitled to vote at the annual meeting, present in person (as an attendee to the live webcast) or represented by proxy, may adjourn the annual meeting to another time or place.

I share an address with another stockholder, and we received only one paper copy of the proxy materials and annual report. How may I obtain an additional copy of these materials?
The rules of the SEC permit us, under certain circumstances, to send a single set of the Notice of Internet Availability of Proxy Materials, proxy materials, and annual reports to any household at which two or more stockholders reside. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses.
In order to take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials or, if you previously requested to receive paper proxy materials by mail, one proxy statement and annual report to stockholders who share an address (unless we received contrary instructions from the affected stockholders prior to the mailing date). We will mail a separate copy of any of these documents, if requested. Requests for separate copies of any of these documents, either now or in the future, as well as requests for single copies in the future by stockholders who share an address and are currently receiving multiple copies, can be made by stockholders of record by contacting our corporate secretary at Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA 92121, or by telephone at (858) 550-7500. Such requests by street name holders should be made through their bank, broker or other holder of record.

How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 5

Proxy Statement Summary

The summary below highlights certain information that may be found elsewhere in this proxy statement. We encourage you to read the entire proxy statement before casting your vote.

Director Nominees

Please find a list of director nominees to our Board of Directors (the “Board”) below. Additional information for each nominees can be found under “Proposal 1: Election of Directors”.

Name	Age*	Director Since	Professional Background
John W. Kozarich, Ph.D. (N)	70	2003	Interim CEO of Curza Global, LLC Former Vice President for Merck Research Laboratories
John L. Higgins	50	2007	Chief Executive Officer of Ligand Pharmaceuticals Incorporated
Jason M. Aryeh (C)(N)	51	2006	Founder and Managing General Partner of JALAA Equities, LP
Sarah Boyce	48	2019	President and CEO of Avidity Biosciences, Inc.
Todd C. Davis (C)	59	2007	Founder and Managing Partner of RoyaltyRx Capital
Nancy R. Gray, Ph.D. (A)	60	2017	President and CEO of Gordon Research Conferences
John L. LaMattina, Ph.D. (C)	70	2011	Senior Partner at PureTech Ventures Former President for Pfizer Global R&D
Sunil Patel(A)	48	2010	Former Executive Vice President and Chief Financial Officer for OncoMed Pharmaceuticals
Stephen L. Sabba, M.D. (A)(N)	60	2008	Leading Health Care Analyst and Portfolio Manager for Knott Partners, L.P
*   As of April 14, 2020
(A) Member of the audit committee
(C) Member of the compensation committee
(N) Member of the nominating and corporate governance committee

Corporate Social Responsibility and Sustainability

Our corporate sustainability program is organized around identifying, assessing and managing on an ongoing basis the environmental, social and governance (ESG) factors that are relevant to our long-term financial performance. Our sustainability program takes into account the interests of our key stakeholder constituencies, including employees, customers, our communities and our shareholders. ESG issues that we focus on across the Company include workplace health and safety, energy efficiency, waste management, human capital management, diversity and inclusion, supply chain management, business ethics and compliance, and data privacy and protection. Selected aspects of our program are discussed below.

Focus Areas	Description
Governance	ESG matters are managed and monitored by senior management throughout the year. The Board exercises oversight over ESG matters at the full Board level and through our relevant committees.
Health, Safety and Environment	The protection of human health, personal safety and environmental quality rank at the highest level of importance to Ligand.
Human Rights, Business Partners and Supply Chain	As an equal opportunity employer, we are committed to a diverse workforce.

Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 6

Our Key Executive Compensation Practices

Practice	Description
Balanced Approach to Performance-Based Pay	Performance-based awards are tied to the achievement of financial and operating objectives, including, revenue, number of newly acquired shots-on-goal and acquisitions
Two to Three Year Performance Periods and Three Year Vest Schedules	The two to three year performance periods and three year vest schedules for our equity awards promotes a long-term approach to the achievement of strategic and financial objectives
Balanced Mix of Pay Components	Target compensation mix is not overly weighted toward annual incentive awards and balances cash and long-term equity awards in accordance with certain financial or non-financial metrics that align with our short and long-term strategic goals
Executive Compensation at Risk	We ensure a significant portion of the total compensation opportunity for executives is "at-risk" through both our short- and long-term incentive awards, the payout of which is directly related to the achievement of pre-established performance metrics directly tied to our business goals and strategies
Executive Compensation Philosophy	We have an executive compensation philosophy that clearly articulates our commitment to equal pay principles and promoting a values-based culture
“Double-Trigger” Change-in-Control Arrangements	We provide for double-trigger acceleration of our equity awards (requiring both a change in control and a qualifying termination of an executive’s employment before vesting is accelerated)

Our Board’s Voting Recommendations

Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 7

Proposal No. 1 Election of Directors

The persons named below have been nominated by our board of directors to serve as directors of our company until the next annual meeting of stockholders and until their successors have been elected and qualified. The nine candidates receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected directors of our company. As of the date of this proxy statement, our board of directors is not aware of any nominee who is unable to or will decline to serve as a director. If, however, any of those named are unable to serve at the time of the annual meeting, the proxyholders may exercise discretionary authority to vote for substitutes.
Business Experience of Director Nominees
Jason M. Aryeh has served as a member of our board of directors since September 2006. Mr. Aryeh has more than twenty years of equity investment experience focused on the life sciences industry. He is the founder and Managing General Partner of JALAA Equities, LP, a private investment fund focused on the biotechnology and medical device sectors, and has served in such capacity since 1997. Mr. Aryeh currently serves on the Board of Directors of Orchestra BioMed, a private company where he is Chairman of Orchestra’s Nominating & Governance Committee and serves on its Audit Committee. Since 2006, Mr. Aryeh has served as Executive Chairman, on the board of directors or as a consultant to many public and private life sciences companies and charitable foundations, including the Cystic Fibrosis Foundation’s Therapeutics Board. Mr. Aryeh earned a B.A. in economics, with honors, from Colgate University, and is a member of the Omnicron Delta Epsilon Honor Society in economics. Mr. Aryeh’s experience in capital markets, including his service as managing general partner of a hedge fund focused on the life sciences sector, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Sarah Boyce has served as a member of our board of director since October 2019. Since October 2019, Ms. Boyce has served as President and Chief Executive Officer of Avidity Biosciences LLC, a privately-held biotechnology company. Prior to joining Avidity, she served as a Director and President of Akcea Therapeutics, a publicly-traded biopharmaceutical company focused on serious and rare diseases, from April 2018 through September 2019. Ms. Boyce served as Chief Business Officer at Ionis Pharmaceuticals from January 2015 to April 2018, where she was responsible for business development, alliance management, patient advocacy and investor relations. Prior to Ionis, she served as Vice President, Head of International Business Strategy and Operations at Forest Laboratories, Inc. Ms. Boyce held various positions with Alexion Pharmaceuticals Inc., Novartis Group AG, Bayer AG and F. Hoffmann-La Roche AG. Ms. Boyce also currently serves on the Board of Directors of Berkeley Lights Inc., a privately-held biopharmaceutical company. Ms. Boyce received a B.S. degree in microbiology from the University of Manchester, England. Ms. Boyce’s executive experience in the biopharmaceutical industry and knowledge of our business contributed to our board of directors’ conclusion that she should serve as a director of our company.

Todd C. Davis has served as a member of our board of director since March 2007. He is the Founder and Managing Partner of RoyaltyRx Capital, a special opportunities investment firm founded in 2018. From 2006 until 2018, Mr. Davis was a Founder & Managing Partner of Cowen/HealthCare Royalty Partners, a global healthcare investment firm. He has almost thirty years of experience in both operations and investing in the biopharmaceutical and life science industries. Mr. Davis has been involved in over $3 billion in healthcare financings including growth equity, public equity turnarounds, structured debt and royalty acquisitions. He has also led, structured and closed over 40 additional intellectual property licenses, as well as hybrid royalty-debt deals. Previously, Mr. Davis was a partner at Paul Capital Partners, where he co-managed that firm’s royalty investments as a member of the Royalty Management Committee. He also served as a partner responsible for biopharmaceutical growth equity investments at Apax Partners. Mr. Davis began his business career in sales at Abbott Laboratories where he held several commercial roles of increasing responsibility. He subsequently held general management, business development, and licensing roles at Elan Pharmaceuticals. Mr. Davis is a navy veteran and holds a B.S. from the U.S. Naval Academy and an M.B.A. from Harvard University. He currently serves on the board of Palvella Therapeutics Inc., a privately-held biopharmaceutical company, BioDelivery Sciences International, Inc., a publicly-traded specialty pharmaceutical company, and Vaxart, Inc., a publicly-traded specialty pharmaceutical company. He is also a board member of the Harvard Business School Healthcare Alumni Association. Mr. Davis’ financial and accounting expertise and his service as a director of public and private companies contributed to our board of directors’ conclusion that he should serve as a director of our company.

Nancy R. Gray, Ph.D., has served as a member of our board of directors since of August 2017. Dr. Gray has acted as the President and CEO of Gordon Research Conferences, a nonprofit organization focused on organizing international scientific
Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 8

conferences, since 2003. From December 1997 until August 2003 she served as the Director of Membership for the American Chemical Society. Prior to that, Dr. Gray worked as a Senior Research Scientist at Exxon/Mobil Research and Engineering, a subsidiary of Exxon Mobil Corporation focused on researching oil and gas. Dr. Gray is a Fellow of the Royal Society of Chemistry, a Fellow of the American Association for the Advancement of Science and a member of the American Chemical Society. She was a Research Fellow at the Foundation on Matter Institute for Atomic and Molecular Physics in Amsterdam, and completed the Harvard Executive Education Finance for Senior Executives program. She also has authored or co-authored numerous scientific articles. Dr. Gray received her B.S. in Chemistry from the University of Notre Dame in 1981 and her Ph.D. in Fuel Science from The Pennsylvania State University in 1985. Dr. Gray’s scientific background and knowledge of the biotechnology industry contributed to our board of directors’ conclusion that she should serve as a director of our company.

John L. Higgins is our Chief Executive Officer, a position he has held since January 2007 and he has been a member of our board of directors since March 2007. Prior to joining our company, Mr. Higgins served as Chief Financial Officer at Connetics Corporation, a specialty pharmaceutical company, since 1997, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics until its acquisition by Stiefel Laboratories, Inc. in December 2006. Before joining Connetics, he was a member of the executive management team at BioCryst Pharmaceuticals. Prior to BioCryst, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins serves on the board, audit committee and nominations & governance committee of Bio-Techne Corporation, a publicly-traded life sciences services. Mr. Higgins has served as a director on numerous public and private companies. He graduated Magna Cum Laude from Colgate University with an A.B. in economics. Mr. Higgins’ executive experience operating and managing public biotechnology companies, his prior service on other company boards and his financial transaction experience as an investment banker in the biopharmaceutical industry contributed to our board of directors’ conclusion that he should serve as a director of our company.

John W. Kozarich, Ph.D., has served as a member of our board since March 2003. Since November 2019, Dr. Kozarich has served as interim Chief Executive Officer of Curza Global, LLC, a biopharmaceutical company, where he has served as a member of the board of directors since February 2019. Dr. Kozarich also serves as Distinguished Scientist Emeritus of ActivX Biosciences, Inc., and previously served as ActivX’s Chairman and President from 2004 through March 2017. From 1992 to 2001, Dr. Kozarich was vice president at Merck Research Laboratories and previously held professorships at the University of Maryland and Yale University School of Medicine. Dr. Kozarich is also an adjunct professor of Chemical Physiology at the Scripps Research Institute and serves on the board of Intec Pharma Ltd., a publicly-traded biotechnology company. Previously, Dr. Kozarich served as a director of ActiveX Biosciences Inc., Corium Intl, Novelion Therapeutics and Retrophin, Inc. He is also a recipient of the Distinguished Scientist Award from the San Diego Section of the American Chemical Society. Dr. Kozarich earned his B.S. in chemistry, summa cum laude, from Boston College, his Ph.D. in biological chemistry from the Massachusetts Institute of Technology, and was an NIH Postdoctoral Fellow at Harvard. In selecting Dr. Kozarich to serve as a director, the board considered, among other things, his valuable pharmaceutical and international experience, including his service at Merck Research Laboratories, which is part of one of the world’s largest pharmaceutical companies, and his service with ActivX Biosciences, Inc., Novelion Therapeutics Inc. and Corium Intl. Our company also benefits from Dr. Kozarich’s financial and accounting experience in the pharmaceutical and biotechnology industries.

John L. LaMattina, Ph.D., has served as a member of our board since February 2011. He spent 30 years at Pfizer Inc. with his last position starting in 2004 as President, Pfizer Global R&D. Dr. LaMattina began his career at Pfizer as a medicinal chemist in 1977. During his career, he was appointed to various positions of increasing responsibility for Pfizer Central Research, including Vice President of U.S. Discovery Operations in 1993, Senior Vice President of Worldwide Discovery Operations in 1998, Senior Vice President of Worldwide Development in 1999. Dr. LaMattina graduated with cum laude honors from Boston College with a B.S. in Chemistry. He received a Ph.D. from the University of New Hampshire in Organic Chemistry and subsequently was at Princeton University in the National Institutes of Health Postdoctoral Fellowship program. Dr. LaMattina is currently a senior partner at PureTech Ventures and serves on the boards of directors of Zafgen, Inc, a publicly-traded biotechnology company, and several privately-held biopharmaceutical companies. Dr. LaMattina’s scientific and strategic knowledge of the biopharmaceutical industry and his directorship of public and private biopharmaceutical companies contributed to our board of directors’ conclusion that he should serve as a director of our company.

Sunil Patel has served as a member of our board of directors since October 2010. He has more than 20 years of senior management and R&D experience in the biotechnology industry. From 2009 to March 2018, Mr. Patel served as Executive Vice President and Chief Financial Officer for OncoMed Pharmaceuticals, a publicly-traded biotechnology company. Mr. Patel has held senior management positions in corporate development, marketing, and strategy with BiPar Sciences, Allos Therapeutics, Connetics, Abgenix and Gilead Sciences. Mr. Patel also worked at McKinsey & Company serving biotechnology and pharmaceutical clients and has held scientific research positions at ZymoGenetics and ProCyte. Mr. Patel
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received his undergraduate degree in Chemistry at the University of California, Berkeley, and master’s degree in Molecular Bioengineering/Biotechnology at the University of Washington. Mr. Patel executive and corporate development experience in the biopharmaceutical industry, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Stephen L. Sabba, M.D., has served as a member of our board of directors since August 2008. Dr. Sabba has been a leading Bio/Pharma Analyst and Fund Manager for Knott Partners, L.P., an investment fund company, since November 2006. Previously he was a Partner and Director of Research with Kilkenny Capital Management, a Chicago-based Health Care hedge fund. Prior to that, Dr. Sabba was Director of Research at Sturza’s Medical Research, and previously was a gastroenterologist and internist in private practice at Phelps Hospital in North Tarrytown, New York. He received his M.D. from the New York University School of Medicine, and completed a residency in internal medicine and a fellowship in gastroenterology at the Veterans Administration Medical Center in New York City. He earned a B.S. with honors at Cornell University. Dr. Sabba has served as a member of the board of the directors for Novelion Therapeutics Inc., a leading Canadian biotech company since June 2012. Dr. Sabba’s experience in accounting and capital markets and deep knowledge of the biopharmaceutical industry, including his background as a medical doctor, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Director Independence
Our board of directors has determined that, with the exception of Mr. Higgins, each of the directors is an independent director under the Nasdaq Global Market listing standards. The independent directors have two or more regularly scheduled executive sessions per year at which only the independent directors are present.
Board Meetings and Committees
Our board of directors held nine meetings, with two in-person and seven by telephone, and acted by unanimous written consent three times during the year ended December 31, 2019. During such year, each incumbent director attended at least 75% of the aggregate number of meetings of our board of directors and of each the committees on which he or she served which were held during the periods in which he or she served.
Our board of directors has an audit committee, a nominating and corporate governance committee and a compensation committee. Each committee is described below. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found in the “Investors—Governance” section of our website at www.ligand.com. Our board of directors has determined that each member of these committees meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to our company.
The audit committee is primarily responsible for overseeing our accounting and financial reporting processes, auditing of financial statements, systems of internal control, and financial compliance programs. The audit committee currently consists of Dr. Gray, Mr. Patel and Dr. Sabba (chair). The audit committee held five meetings with one in-person and four telephonic meetings during 2019. After reviewing the qualifications of all current committee members and any relationship they may have that might affect their independence from the Company, our board of directors has determined that (i) all current committee members are “independent” as defined under Section 10A of the Securities Exchange Act of 1934, as amended, (ii) all current committee members are “independent” as defined under the applicable Nasdaq Global Market listing standards, (iii) all current committee members have the ability to read and understand financial statements and (iv) Dr. Sabba qualifies as an “audit committee financial expert.” The latter determination is based on a qualitative assessment of his level of knowledge and experience based on a number of factors, including his formal education and experience.
The nominating and corporate governance committee is responsible for identifying and recommending candidates for director of our company. The nominating and corporate governance committee currently consists of Mr. Aryeh (chair) and Drs. Kozarich and Sabba. Each member of the nominating and corporate governance committee is an independent director under the Nasdaq Global Market listing standards. The nominating and corporate governance committee held zero in-person meeting and three telephonic meetings during 2019.
The nominating and corporate governance committee considers nominees recommended by stockholders, if submitted in writing to the Secretary at our principal executive offices and accompanied by the author’s full name, current address and
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telephone number. The nominating and corporate governance committee has set no specific minimum qualifications for candidates it recommends, but considers each individual’s qualifications, such as high personal integrity and ethics, relevant expertise and professional experience, as a whole. The nominating and corporate governance committee and the board as a whole consider it beneficial to us to have directors with a diversity of backgrounds and skills. The nominating and corporate governance committee and the board as a whole have no formal policy with regard to the consideration of diversity in identifying director nominees. The nominating and corporate governance committee considers candidates throughout the year and makes recommendations as vacancies occur or the size of our board of directors expands. Candidates are identified from a variety of sources including recommendations by stockholders, current directors, management, and other parties. The nominating and corporate governance committee considers all such candidates in the same manner, regardless of source. Under its charter, the nominating and corporate governance committee may retain a search firm to identify and recommend candidates but has not done so to date.
The compensation committee reviews and approves our compensation policies, sets executive officers’ compensation and administers our stock option and stock purchase plans. The compensation committee consists of Messrs. Aryeh and Davis (chair) and Dr. LaMattina. Each member is an independent director under the Nasdaq Global Market listing standards. The compensation committee held five meetings with zero in-person and five by telephone, and acted by unanimous written consent one time during 2019.
We do not have a policy regarding attendance of the directors at the annual meeting. At our 2019 annual meeting of stockholders, none of our then-current directors was in attendance.
Board Leadership Structure
Our board of directors has nominated nine persons to serve as directors of our company until the next annual meeting of stockholders, eight of whom are independent. We separate the roles of chief executive officer and chairman of our board of directors in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while the chairman of our board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the Company.
Board’s Role in Risk Oversight
Our board of directors is actively involved in oversight of risks that could affect our company. The board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to our company, including risks associated with our operational, financial, legal and regulatory functions. The full board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a board committee engages in a discussion related to areas of material risk to our company, the chairperson of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board meeting. This enables the board and its committees to coordinate the risk oversight role.

Policy Regarding Transactions in Company Securities

Our insider trading policy provides that officers, directors and employees and their respective family members (including spouses, minor children or any other family members living in the same household), should ordinarily not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities would include the purchase of put or call options, or the writing of such options. In addition, put and call options and other hedging transactions are not permitted under a 10b5-1 trading plan implemented by any officer, director or employee. Aside from such prohibitions, we do not maintain any other policies regarding hedging transactions by our directors, officers and employees.

Corporate and Governance Highlights
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Our board of directors is highly committed to policies and practices focused on environmental sustainability, positively impacting our social community and maintaining and cultivating good corporate governance. By focusing on such environmental, social and governance (ESG) policies and practices, we believe we can affect a meaningful and positive change in our community and maintain our open, collaborative corporate culture. We create a workplace where all employees are treated with dignity and respect, and individual differences are valued, all with the goal of securing the trust and satisfaction of our employees. We foster this culture through our robust learning and development program and our competitive compensation and health and benefit programs. Our culture supports inclusion, individuality and respect within the workplace. We will continue our proactive shareholder and employee engagement in 2020. See www.ligand.com for information about our ESG policies and practices.
In 2019, two members of our Board, Nancy Gray and Sarah Boyce, were named to WomenInc’s Most Influential Corporate Directors list.

Environmental, Health and Safety (EHS)

We are committed to providing a safe and healthy workplace, promoting environmental excellence in our communities, and complying with all relevant regulations and industry standards. We establish and monitor programs to prevent injuries and maintain compliance with applicable regulations. By focusing on such practices, we believe we can affect a meaningful, positive change in our community and maintain a healthy and safe environment. During 2019, our animal health facility in Emeryville, California, received accreditation from Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC), a nonprofit organization that promotes the humane treatment of animals in science through voluntary accreditation and assessment programs. We expect to continue our commitment to high quality standard in 2020.
Communicating with the Board of Directors
Stockholders may communicate with our board of directors or individual directors by mail, in care of the Secretary, at our principal executive offices. Letters are distributed to the board of directors, or to any individual director or directors as appropriate, depending on the content of the letter. However, items that are unrelated to the duties and responsibilities of the board of directors will be excluded. In addition, material that is illegal, inappropriate or similarly unsuitable will be excluded. Any letter that is filtered out under these standards, however, will be made available to any director upon request.
Recommendation of the Board of Directors
The board of directors unanimously recommends a vote FOR the nominees listed above.

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Proposal No. 2 Ratification of Independent Registered Public Accounting Firm
On April 13, 2020, our Audit Committee approved the selection of Ernst & Young LLP as its independent registered public accounting firm. You are being asked to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Neither the firm nor any of its members has any relationship with us or any of our affiliates, except in the firm’s capacity as our independent registered public accounting firm.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by Delaware law, our certificate of incorporation, our amended and restated bylaws, or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the board of directors will reconsider its selection. Even if the selection is ratified, the board of directors or its audit committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if such a change would be in our and our stockholders’ best interests.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares represented and voting at the annual meeting will be required to ratify the selection of Ernst & Young LLP.
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Independent Auditor’s Fees
The following is a summary of the fees incurred by us from Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2019 and 2018:

Fee Category	Fiscal Year 2019 Fees	Fiscal Year 2018 Fees
Audit Fees(1)	$790,105	$968,528
Audit-related fees(2)	514,147	157,000
Tax Fees(3)	911,085	622,121
Total Fees	$2,215,337	$1,747,649
(1)  Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our consolidated financial statements and related schedule and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports.
(2) For the fiscal years ended December 31, 2019 and 2018, audit-related fees were primarily incurred for accounting consultations. The increase in the audit-related fees in 2019 as compared to 2018 was largely driven by consulting fees from the Promacta license sale.
(3) Tax fees for the fiscal years ended December 31, 2019 and 2018, related to services rendered for federal, state and international tax compliance and tax consulting projects including the analysis of our net operating loss carryforwards, Research and Development tax credit analysis, international tax planning, issuance of the 2018 convertible notes and business combination. The increase in the tax fees in 2019 as compared to 2018 was primarily driven by the Research and Development tax credit analysis and tax compliance preparation services for our Vernalis subsidiary.

In considering the nature of the services provided by Ernst & Young LLP during the 2019 fiscal year, the audit committee determined that such services are compatible with the provision of independent audit services.

The audit committee discussed these services with Ernst & Young LLP and our management to determine that they are permitted under the rules and regulation concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

All services performed by Ernst & Young LLP in 2019 and 2018 were pre-approved in accordance with the requirements of the audit committee charter.

Except as stated above, there were no other fees charged by Ernst & Young LLP for 2019 or 2018. The audit committee considers the provision of these services to be compatible with maintaining the independence of Ernst & Young LLP. None of the fees paid to Ernst & Young LLP under the category “Tax Fees” described above were approved by the audit committee after services were rendered pursuant to the de minimis exception established by the SEC.
Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm
Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
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Recommendation of the Board of Directors
Our board of directors unanimously recommends that stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2020.
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Proposal No. 3 Approval of Compensation of the Named Executive Officers
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The compensation committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that Ligand Pharmaceuticals Incorporated stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Ligand Pharmaceuticals Incorporated’s Proxy Statement for the 2020 annual meeting of stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and the other related tables and disclosure.”
Recommendation of the Board of Directors

Our board of directors unanimously recommends that stockholders vote FOR the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.
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Executive Officers

The names of our executive officers and their ages, titles and biographies as of April 14, 2020 are set forth below.

John L. Higgins, 50, is being considered for the position of director of our company. See “Election of Directors” for a discussion of Mr. Higgins’ business experience.

Charles S. Berkman, J.D., 51, has served as our Senior Vice President, General Counsel and Secretary since January 2018 and prior to that as our Vice President, General Counsel and Secretary since April 2007. Mr. Berkman joined our company in November 2001 and previously served as Associate General Counsel and Chief Patent Counsel for our company (and Secretary since March 2007). Prior to joining our company, Mr. Berkman was an attorney at the international law firm of Baker & McKenzie from November 2000 to November 2001. Before that he served as an attorney at the law firm of Lyon & Lyon from 1993 to November 2000, where he specialized in intellectual property law. Mr. Berkman earned a B.S. in chemistry from the University of Texas and a J.D. from the University of Texas School of Law.

Matthew W. Foehr, 47, has been our President and Chief Operating Officer since January 2015. Prior to that time, Mr. Foehr served as our Executive Vice President and Chief Operating Officer since 2011, and has more than 20 years of experience managing global research and development programs. Prior to joining our company in 2011, he was Vice President and Head of Consumer Dermatology R&D, as well as Acting Chief Scientific Officer of Dermatology, in the Stiefel division of GlaxoSmithKline (GSK). Following GSK’s $3.6 billion acquisition of Stiefel in 2009, Mr. Foehr led the R&D integration of Stiefel into GSK. At Stiefel Laboratories, Inc., Mr. Foehr served as Senior Vice President of Global R&D Operations, Senior Vice President of Product Development & Support, and Vice President of Global Supply Chain Technical Services. Prior to Stiefel, Mr. Foehr held various executive roles at Connetics Corporation including Senior Vice President of Technical Operations and Vice President of Manufacturing. Mr. Foehr serves on the Board of Directors of Viking Therapeutics, Inc., a publicly-traded biotechnology company and Ritter Pharmaceuticals, Inc., a publicly-traded pharmaceutical company. Mr. Foehr is the author of multiple scientific publications and is named on numerous U.S. patents. He received his B.S. degree in biology from Santa Clara University.

Matthew Korenberg, 45, has served as our Executive Vice President, Finance and Chief Financial Officer since January 2018 and prior to that as our Vice President, Finance and Chief Financial Officer since August 2015. Prior to joining our company, commencing in September 2013, Mr. Korenberg was the founder, Chief Executive Officer and a director of NeuroCircuit Therapeutics, a company focused on developing drugs to treat genetic disorders of the brain with an initial focus on Down syndrome. Prior to founding NeuroCircuit Therapeutics, Mr. Korenberg was a Managing Director and member of the healthcare investment banking team at Goldman Sachs from July 1999 through August 2013. During his 14 year tenure at Goldman Sachs, Mr. Korenberg was focused on advising and financing companies in the biotechnology and pharmaceutical sectors and was based in New York, London and San Francisco. Prior to Goldman Sachs, Mr. Korenberg was a healthcare investment banker at Dillon, Read & Co. Inc. where he spent two years working with healthcare companies in the biotechnology and pharmaceutical sectors and industrial companies. Mr. Korenberg holds a B.B.A. in Finance and Accounting from the University of Michigan.
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Security Ownership of Certain Beneficial Owners, Directors and Management

The following table shows, based on information we have, the beneficial ownership of our common stock as of April 14, 2020, by:

•all persons who are beneficial owners of 5% or more of our outstanding common stock;
•each of our current directors;
•each of our named executive officers (as defined below in “Compensation Discussion and Analysis – Summary Compensation Table”); and
•all of our executive officers and directors as a group.

Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Percentage of ownership is based on approximately 16,049,703 shares of common stock outstanding on April 14, 2020. Shares of common stock underlying options include options which are currently exercisable or will become exercisable within 60 days after April 14, 2020, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. The address for individuals for whom an address is not otherwise indicated is 3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA 92121.

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Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Owned

BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	2,385,158	14.9%
Janus Henderson Group plc(2) 201 Bishopsgate EC2M 3AE United Kingdom	1,847,210	11.5%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	1,570,013	9.8%
William Blair Investment Management, LLC(4) 150 North Riverside Plaza Chicago, IL 60606	1,416,850	8.8%
State Street Corporation(5) State Street Financial Center One Lincoln Street Boston, MA 02111	1,253,712	7.8%
Bank of America Corporation(6) 100 N Tryon Street Charlotte, NC 28255	1,038,515	6.5%
Renaissance Technologies LLC(7) 800 Third Avenue New York, NY 10022	1,021,189	6.4%
Cardinal Capital Management, LLC(8) Four Greenwich Office Park Greenwich, CT 06831	919,994	5.7%
Directors and Executive Officers
Jason M. Aryeh(9)	129,074	*
Charles S. Berkman(10)(20)	66,695	*
Sarah Boyce(20)	—	*
Todd C. Davis(11)(20)	58,475	*
Matthew W. Foehr(12)(20)	390,412	2.4%
Nancy Ryan Gray(13)(20)	10,784	*
John L. Higgins(14)(20)	809,655	4.9%
Matthew Korenberg(15)(20)	76,648	*
John W. Kozarich(16)	65,778	*
John L. LaMattina(17)	46,168	*
Sunil Patel(18)	43,755	*
Stephen L. Sabba(19)	63,001	*
Directors and executive officers as a group (12 people)	1,760,445	10.2%

*	Less than one percent.
(1)	Represents shares of common stock owned by funds affiliated with BlackRock, Inc. at December 31, 2019, as indicated in the entity’s Schedule 13G/A filed with the SEC on February 10, 2020.
(2)	Represents shares of common stock owned by funds affiliated with Janus Henderson Group plc. at December 31, 2019, as indicated in the entity’s Schedule 13G filed with the SEC on January 10, 2020.
(3)	Represents shares of common stock beneficially owned by The Vanguard Group at December 31, 2019 as indicated in the entity’s Schedule 13G/A filed with the SEC on February 10, 2020.
(4)	Represents shares of common stock beneficially owned by William Blair Investment Management, LLC at December 31, 2019 as indicated in the entity’s Schedule 13G/A filed with the SEC on February 10, 2020.
(5)	Represents shares of common stock owned by funds affiliated with State Street Corporation at December 31, 2019, based on information contained in the entity’s Schedule 13G filed with the SEC on February 14, 2020.
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(6)	Represents shares of common stock owned by funds affiliated with Bank of America Corp at December 31, 2019, as indicated in the entity’s Schedule 13G filed with the SEC on February 14, 2020.
(7)	Represents shares of common stock beneficially owned by Renaissance Technologies LLC at December 31, 2019 as indicated in the entity’s Schedule 13G/A filed with the SEC on February 13, 2020.
(8)	Represents shares of common stock owned by Cardinal Capital Management, LLC at December 31, 2019, based on information contained in the entity’s Schedule 13G filed with the SEC on February 14, 2020.
(9)	Consists of (i) 17,734 shares of common stock held directly, (ii) 93,001 shares of common stock held by certain funds (collectively, the "Funds") managed by JALAA Equities, LP (“JALAA”), (iii) 108 shares of common stock held by Mr. Aryeh in a self-directed investment retirement account, (iv) 835 shares of common stock issuable to Mr. Aryeh upon settlement of outstanding restricted stock units which will vest within 60 days of April 14, 2020, and (v) 17,396 shares Mr. Aryeh has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2020. In his role as a general partner of JALAA, Mr. Aryeh may be deemed to beneficial own the shares managed by the Funds. Mr. Aryeh disclaims beneficial ownership of the shares held by the Funds except to the extent of his pecuniary interest therein.
(10)	Consists of (i) 45,461 shares of common stock and (ii) 21,234 shares of common stock Mr. Berkman has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2020.
(11)
Consists of (i) 48,639 shares of common stock, (ii) 835 shares of common stock issuable to Mr. Davis upon settlement of outstanding restricted stock units which will vest within 60 days of April 14, 2020, and (iii) 9,001 shares of common stock Mr. Davis has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2020.

(12)	Consists of (i) 140,952 shares of common stock, and (ii) 249,460 shares of common stock Mr. Foehr has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2020.
(13)	Consists of (i) 1,102 shares of common stock, (ii) 835 shares of common stock issuable to Ms. Gray upon settlement of outstanding restricted stock units which will vest within 60 days of April 14, 2020, and (iii) 8,847 shares of common stock Ms. Gray has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2020.
(14)	Consists of (i) 175,516 shares of common stock, and (ii) 634,139 shares of common stock Mr. Higgins has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2020.
(15)	Consists of (i) 13,557 shares of common stock, and (ii) 63,091 shares of common stock Mr. Korenberg has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2020.
(16)	Consists of (i) 25,542 shares of common stock, (ii) 835 shares of common stock issuable to Dr. Kozarich upon settlement of outstanding restricted stock units which will vest within 60 days of April 14, 2020, and (iii) 39,401 shares of common stock Dr. Kozarich has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2020.
(17)	Consists of (i) 23,102 shares of common stock, (ii) 835 shares of common stock issuable to Dr. LaMattina upon settlement of outstanding restricted stock units which will vest within 60 days after April 14, 2020, and (iii) 22,231 shares of common stock Dr. LaMattina has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2020.
(18)	Consists of (i) 25,524 shares of common stock, (ii) 835 shares of common stock issuable to Mr. Patel upon settlement of outstanding restricted stock units which will vest within 60 days of April 14, 2020, and (iii) 17,396 shares of common stock Mr. Patel has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2020.
(19)	Consists of (i) 22,765 shares of common stock, (ii) 835 shares of common stock issuable to Mr. Sabba upon settlement of outstanding restricted stock units which will vest within 60 days of April 14, 2020, and (iii) 39,401 shares of common stock Mr. Sabba has the right to acquire pursuant to outstanding options which are exercisable within 60 days of April 14, 2020.
(20)	The number and percentage of shares beneficially owned excludes the number of shares which are subject to restricted stock units and held by the applicable individual that are not scheduled to vest within 60 days of April 14, 2020.

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Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and programs, the compensation decisions the compensation committee made under those programs, and the factors considered in making those decisions. This CD&A focuses on the compensation of our named executive officers or “NEOs”, who for 2019 were:

Name	Title
John L. Higgins	Chief Executive Officer
Matthew W. Foehr	President and Chief Operating Officer
Matthew Korenberg	Executive Vice President, Finance and Chief Financial Officer
Charles S. Berkman	Senior Vice President and General Counsel
Executive Summary
Overview and Objectives of Our Executive Compensation Program

The compensation committee has designed our executive compensation program to provide compensation opportunities that:
•attract, motivate and retain individuals of superior ability and managerial talent critical to its long-term success;
•align executives’ interests with the Company’s corporate strategies, business objectives and the long-term interests of the Company’s stockholders;
•create incentives to achieve key strategic and corporate performance objectives; and
•enhance the executives’ incentive to increase the Company’s stock price and maximize stockholder value.

Within this framework our compensation program has been developed with the following key principles in mind:
•We Intend to Pay for Performance. The majority of our named executive officers’ total compensation as shown in our Summary Compensation Table below ties compensation directly to the achievement of corporate objectives, increases in our stock price or both. We emphasize pay for performance in order to align executive compensation with our business strategy and the creation of long-term stockholder value.
•Our Compensation Program Supports Our Corporate Objectives and Stockholder Interests. Our compensation program is designed to align executive officer compensation with our corporate strategies, business objectives and the long-term interests of our stockholders by rewarding successful execution of our business plan and tying a significant portion of total compensation opportunities to equity incentives.
•Key Elements of Our Compensation Program. Our compensation program is designed to achieve these objectives through a combination of the following types of compensation:
◦base salary;
◦annual variable performance bonus awards payable in cash;
◦long-term stock-based incentive awards comprised of a significant portion of performance-based equity; and
◦employee benefits and perquisites, including change in control severance arrangements.
The compensation committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements,
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including base salary. Additionally, the compensation committee uses multiple reference points when establishing targeted compensation levels. The compensation committee has adopted a philosophy that is intended to emphasize equity over cash while ensuring total compensation is competitive. The compensation committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.

Each element of our executive compensation program is discussed in greater detail below.

Ligand’s Strong 2019 Corporate Performance

Our fiscal year 2019 accomplishments, guided by our named executive officers, illustrate the success of our executive compensation program, and included, among other things, the following:

•Major Transactions and Strategic Investments:  Consistent with our business model, we pursued novel investments to augment our technology platforms and assets. In 2019, we sold our assets and royalty rights for Promacta to Royalty Pharma for $827 million. We acquired Ab Initio, which brought us a patented antigen technology that is synergistic with our OmniAb® therapeutic antibody discovery platform. We also invested in Dianomi in exchange for equity and royalty rights on future development programs using Dianomi’s patented Mineral Coated Microparticle (MCM) technology.

•Successful Business Development for OminAb Technology Platform:  2019 was the most productive year for new licenses in OmniAb’s history with the addition of nine new partners including large multinational players. We continue to invest in and expand the OmniAb Technology platform and in 2019, we launched OmniClicTM, a novel next-generation common light chain OmniChicken-based discovery technology focused on bispecific antibodies. Our scientists and our partners presented data highlighting the utility of the OmniAb platform at multiple conferences throughout the year, and we published multiple papers in peer-reviewed journals.

•Continued Optimization of Captisol Business: We reported the highest level of annual Captisol material sales in 2019, and we added 9 new clinical and commercial stage partnerships. We continue to invest in expansion of Drug Master Files in U.S., Canada, Japan and China and into manufacturing and distribution efficiencies.

•Research and Development: In 2019, we announced positive top-line results from a Phase 1 trial of our internal Captisol-enabled (CE)-iohexol program. We plan to submit an Investigational New Drug (IND) application with the FDA and to initiate a Phase 2 study in the U.S.. We also progressed five internal antibody-related programs leveraging our OmniChicken technology.

•Operational Achievements: 2019 was our seventh consecutive year of strong earnings and positive cash generation. We had approximately $1 billion in cash as of December 31, 2019 available for strategic investments.
Performance Graph

The graph below shows the five-year cumulative total stockholder return assuming the investment of $100 and is based on the returns of the component companies weighted monthly according to their market capitalizations. The graph compares total stockholder returns of our common stock, of all companies traded on the Nasdaq Stock market, as represented by the Nasdaq Composite® Index, and of the NASDAQ Biotechnology Stock Index, as prepared by The Nasdaq Stock Market Inc.

The stockholder return shown on the graph below is not necessarily indicative of future performance and we will not make or endorse any predictions to future stockholder returns.
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2019 Compensation Programs and Decisions

In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to our named executive officers for 2019 reflected our financial results and overall compensation philosophy:
•Base Salary Adjustments: During 2019, our named executive officers received increases to their base salaries of between 3.5% and 9.3%. We provide our named executive officers with a base salary that approximates the 25th percentile for similar positions at our peer group, and these increases were determined to be appropriate by our compensation committee to ensure that the base salaries of our named executive officers continued to be generally consistent with this pay positioning philosophy.
•Pay-for-Performance Annual Incentive Bonuses: For 2019, our Company focused on certain key business development objectives, including the Promacta license sale, the Captisol business, the Iohexol program, the OmniAb innovation and expansion goals, and Vernalis business management goals. Our compensation program for 2019 was designed to support our focus on these areas and together achievement in these areas represented the criteria upon which our named executive officer’s bonus opportunity was based. Based on corporate performance in these areas during 2019, as summarized above, and other factors considered by our compensation committee, our compensation committee determined that our executive officers should be paid their bonuses at 60% to 80% of targeted levels. The annual bonuses awarded to our named executive officers for 2019 are discussed below under “Annual Performance-Based Cash Compensation.”
•Equity Emphasis on Performance-Based Equity Awards: Our compensation committee continued its practice of ensuring that a substantial portion of our named executive officers’ total compensation is awarded in the form of long-term equity incentive awards.
◦Stock Options: 50% of each named executive officer’s annual awards was granted in the form of stock options, which we consider to be performance based awards as they provide value to our executives only if our stock price increases. These stock options are subject to our standard four year vesting schedule.
◦Performance-Based Restricted Stock Units:  In 2019, the compensation committee also awarded performance-based restricted stock units to our named executive officers, which awards represented approximately 25% of the total value of the long-term equity incentive awards granted to our named executive officers in 2019. These performance-based restricted stock units will vest based on objectives related to the Company’s incremental revenue from acquisitions, new licensing deals and Captisol sales above projection for the two year performance period commencing January 1, 2019 and ending December 31, 2020 and the number of new licenses for internally funded programs during the performance period
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commencing January 1, 2019 and ending December 31, 2021, with each such objective equally weighted (and a possible performance multiplier of 0% for underperformance and up to 150% for “maximum” performance relative to both objectives). The compensation committee selected the foregoing performance measures because they represent the key financial and operational performance metrics for which the executives are responsible, thereby creating the clearest link between executive actions, corporate results and continued long-term success for the Company.
◦Time-Based Restricted Stock Units: The remainder of the long-term equity incentive awards granted to our named executive officers was granted in the form of restricted stock units that are subject to our standard three year vesting schedule.

In light of the Company’s overall performance during 2019, the compensation committee believes that the named executive officers’ 2019 compensation was appropriate.
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Ligand’s Executive Compensation Best Practices
We regularly review and refine our executive compensation program to ensure that it continues to reflect practices and policies that are aligned with our pay-for-performance philosophy. The following practices and policies we believe are in line with current best practices for aligning executive and shareholder interests and sound corporate governance practices:

Compensation Practice	Ligand Policy
Pay for Performance	YES	We have a historical practice of granting a meaningful portion of equity compensation for our executives and a majority of our executives’ total direct compensation is performance-based.
Annual “Say on Pay” Vote	YES	We seek an annual non-binding advisory vote from our shareholders to approve the executive compensation programs disclosed in our CD&A, tabular disclosure and related narrative in our proxy.
Independent Compensation Consultant	YES	The compensation committee retains an independent compensation consultant.
Annual Compensation Risk Assessment	YES	Each year we perform an assessment of any risks that could result from our compensation plans and programs.
CEO Compensation at Risk	YES	In 2019, approximately 90% of our CEO’s target compensation was variable and at risk (including, for this purpose, stock options, which we consider performance-based as they provide value to the CEO only if our stock price increases after the grant date).
Double Trigger Change in Control Vesting/Benefits	YES	We require a double-trigger (or both a change in control and termination of an executive’s employment) before vesting of equity awards is accelerated.
Employment Agreements	NO	We do not provide our executive officers with employment agreements.
Excise Tax Gross-ups	NO	We do not provide tax gross ups to our executives for “excess parachute payments”.
Repricing or Exchange of Underwater Stock Options	NO	We prohibit option repricing without stockholder approval.
Response to 2019 Say on Pay Vote
In June 2019, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 98% of stockholder votes cast in favor of our 2019 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs throughout 2019, we were mindful of the strong support our stockholders expressed for our compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the compensation committee decided to generally retain our existing approach to executive compensation for our continuing executives, with an emphasis on short- and long-term incentive compensation that rewards our senior executives when they deliver value for our stockholders.
The Role of the Compensation Committee and Executive Officers in Setting Compensation

The compensation committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In determining each level of compensation and the total package, the compensation committee reviewed a variety of sources, to determine and set compensation.

The chief executive officer aids the compensation committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. Each named executive officer and senior executive management team member, in turn, participates in an annual performance review with the chief executive officer to provide input about his contributions to the Company’s success for the period being assessed. The performance of our chief executive officer and senior executive management team as a group is reviewed annually by the compensation committee.

In 2019, the compensation committee retained Radford, a part of Aon plc, a national executive compensation consulting firm, to assist it in the formulation of the peer group used to determine executive equity compensation during 2018 and to advise regarding the determination of the other key elements of the executive compensation program. Radford reports to and is
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accountable to the compensation committee, and may not conduct any other work for us without the authorization of the compensation committee. Radford did not provide any services to us in 2019 beyond its engagement as an advisor to the compensation committee on executive compensation matters. After review and consultation with Radford, the compensation committee has determined that Radford is independent and there is no conflict of interest resulting from retaining Radford currently or during the year ended December 31, 2019. In reaching these conclusions, the compensation committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards.

As in prior years, the compensation committee and our management also consulted several independent compensation surveys to assist them in determining market pay practices for compensating executive officers. These surveys were reviewed to compare the Company’s compensation levels to the market compensation levels, taking into consideration the other companies’ size, the industry, the individual executive’s level of responsibility and his years of experience. For 2019, the current executive salaries were evaluated against the Radford Global Life Sciences Survey using data from comparable U.S. public biotechnology companies with revenue ranging from $100 million to $600 million and market capitalization between $1.0 billion and $12.0 billion as of November 2018 when the survey data was compiled. These surveys were used due to the competitiveness in hiring employees within the biotechnology industry as well as in our geographic location and we believe they represent the types of companies with which we compete for executive talent. With respect to the foregoing survey data, the identities of the individual companies included in the surveys were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. Instead, the compensation committee only referred to the statistical summaries of the compensation information for the companies included in such surveys.

Additionally, the compensation committee worked with Radford to confirm a peer group of companies in the United States for which compensation information can be provided to the compensation committee. This is necessary so we can offer compensation that is competitive within that group of companies. The peer group companies for 2019 compensation included ACADIA Pharmaceuticals, Acorda Therapeutics, Agios Pharmaceuticals, Exelixis, Halozyme Therapeutics, Innoviva, Intercept Pharmaceuticals, Ionis Pharmaceuticals, Ironwood Pharmaceuticals, Momenta Pharmaceuticals, Nektar Therapeutics, Neurocrine Biosciences, Pacira Pharmaceuticals, Portola Pharmaceuticals, Repligen, Sarepta Therapeutics, Supernus Pharmaceuticals and Theravance Biopharma.

The selected companies in our peer group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. In addition to the criteria related to finding companies with similar business models and at a similar stage of development as Ligand, the other criteria used in the identification and selection of the peer group included business/labor market competitors in the biotechnology industry similar in size and complexity to us, companies with revenue ranging from $100 million to $600 million, companies with market values between $1.0 billion and $12.0 billion (based on trading values in November 2018 when the peer group was selected) and companies with products in comparable stages of development to our products. We also focused on companies with multiple product candidates, as opposed to single product companies. The peer group was not selected on the basis of executive compensation levels. The peer group revisions from the 2018 peer group were intended to ensure that the peer group more accurately reflects companies that are our peers in terms of our current business model and stage of development, including the number of programs maintained by the Company and the importance of licensing to the Company’s business model.

The peer group compensation data is limited to publicly available information and therefore does not provide precise comparisons by position as offered by more comprehensive survey data. The survey data, however, can be used to provide pooled compensation data for positions closely akin to those held by each named executive officer. In addition, the pool of senior executive talent from which we draw and against which we compare ourselves extends beyond the limited community of our immediate peer group and includes a wide range of other organizations outside of our traditional competitors, which range is represented by such surveys. As a result, the compensation committee uses peer group data to analyze the overall competitiveness of our compensation with our direct publicly traded peers in the United States and our general compensation philosophy, and to determine equity award levels for the named executive officers, but also relies on industry survey data in determining actual executive compensation. For purposes of this compensation discussion and analysis, references to our “peer group” include both the peer group of companies listed above and the survey data reviewed by our compensation committee.

The compensation committee has adopted a compensation philosophy that places a greater emphasis on long-term equity incentive compensation for our named executive officers than cash compensation. As a result, the compensation committee generally sets target total cash compensation below the median of executive officers performing similar job functions at companies in our peer group to ensure a greater emphasis is placed on long-term incentives while ensuring total
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compensation is competitive with market.  At the same time, the compensation committee emphasizes long-term equity incentive compensation by setting target equity compensation above the median of executive officers performing similar job junctions at companies in our peer group.  However, we strongly believe in retaining the best talent among our senior executive management team and while we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to data from these companies.  Therefore, the compensation committee may approve total compensation packages for senior executive management that vary from the foregoing positioning based on several factors, including overall experiences, accumulated years of service with us, level of responsibilities and/or performance ratings. Our 2019 total compensation for our named executive officers was generally consistent with the foregoing compensation philosophy.

In addition, the mix of compensation paid to our named executive officers is intended to ensure that total compensation reflects our overall success or failure, including our long-term stock performance, and to motivate executive officers to meet appropriate performance measures. In determining each element of compensation for any given year, our compensation committee considers and determines each element individually and then reviews the resulting total compensation and determines whether it is reasonable and competitive. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

The compensation levels of our named executive officers reflect to a significant degree their varying roles and responsibilities. Mr. Higgins, in his role as chief executive officer, has the greatest level of responsibility among our named executive officers and, therefore, receives the highest level of pay. This is also consistent with the practices of the companies in our peer group and the summary compensation data included in the summaries of comparable companies reviewed by our compensation committee.
Base Compensation
As discussed above, we provide our named executive officers with a base salary that approximates the 25th percentile for similar positions at our peer group, but may vary from such level based on:
•industry experience, knowledge and qualifications;
•the salary levels in effect for comparable positions within our principal industry marketplace competitors; and
•internal comparability considerations.

As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account the officer’s qualifications, experience, prior salary and competitive salary information. Increases in base salary from year to year are based upon the performance of the executive officers as well as market positioning considerations, as assessed by the chief executive officer (for executives other than himself) and approved by the compensation committee. The compensation committee assesses these factors with respect to the chief executive officer.

For 2019, our named executive officers received increases to their base salaries as follows: Mr. Higgins, 3.5% increase; Mr. Foehr, 6.5% increase; Mr. Korenberg, 9.3% increase; and Mr. Berkman, 6.2% increase. These increases were determined to be appropriate by our compensation committee to ensure that the base salaries of our named executive officers continued to be generally consistent with our pay positioning philosophy, as described above. Base salaries paid to our named executive officers for 2019 are disclosed below in the table entitled “Summary Compensation Table.”
Performance-Based Compensation
Annual Performance-Based Cash Compensation

It is the compensation committee’s objective to have a substantial portion of each named executive officer’s compensation contingent upon the Company’s performance. For each of our named executive officers, all of his annual bonus compensation is dependent on the Company’s performance relative to specified performance objectives.

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The annual performance-based bonus program consists of a cash award if certain corporate performance objectives are satisfied. We set annual incentive targets so that each executive’s total target cash compensation (inclusive of base salary) approximates the 25th percentile of target total cash opportunities offered by our peer group. Under our 2019 program, the target performance bonus for the chief executive officer is 75% of base salary, 50% of base salary for Messrs. Foehr and Korenberg, and 40% of base salary for Mr. Berkman. The target incentive opportunities remained flat year over year for our executives for 2019.

At the beginning of each year, our board of directors sets corporate objectives for the year in a number of areas. These objectives are set by the board of directors after considering management input and our overall strategic objectives. These objectives generally relate to factors such as strategic objectives, achievement of product development objectives, establishment of new collaborative arrangements and general operational goals. Following the conclusion of each year, the compensation committee assesses the level of achievement relative to these corporate objectives. This achievement level is then applied to each named executive officer’s target bonus to determine that year’s total annual bonus. The compensation committee retains the discretion to reduce the final bonus payout to a named executive officer based on other factors deemed relevant to assessing the company’s performance in comparison to its peers and the industry.

The Company goals approved by the compensation committee for 2019 for purposes of annual bonus achievement addressed six key areas of focus for us during 2019.

1.A total of 20% of the total bonus opportunity was tied to selling the Promacta royalty rights, and the compensation committee concluded this goal was met, noting that we completed the sale in March 2019 and monetized the asset for $827 million.
2.A total of 20% of the total bonus opportunity was tied to goals related to new deal origination, investments and acquisitions, including completing new license agreements to create at least nine new shots-on-goal, evaluating, and if appropriate, pursuing company or technology acquisitions, company investments and other royalty creation opportunities, and closing at least three transactions for above-target performance. The compensation committee assessed work in this area exceeded the goal noting that in 2019, we completed twelve new licensing deals that increased our shots-on-goal portfolio, completed the investment in Dianomi, Novan and Nucorion, and acquired Ab Initio acquisition.
3.A total of 20% of the total bonus opportunity was tied to goals related to our OmniAb innovation and expansion, including achieving at least one success-related milestone for our OmniChicken collaboration with J&J, increasing customer service and the value of OmniAb platform through successful partner meetings/events, publications, and presentations, launching at least one next-generation OmniChicken, announcing a new internal R&D program and above target performance for deal completion related to an internally developed Omni-derived antibody. The compensation committee determined this goal was met, noting that in 2019, we received a milestone from J&J, launched OmniClic common light chain chicken, our scientists and our partners presented data highlighting the utility of the OmniAb platform at multiple conferences and we published multiple papers in peer-reviewed journals.
4.A total of 15% of the total bonus opportunity was tied to goals related to Vernalis business management, including operating the Vernalis business for optimal long-term contribution, generating more than $9 million in Vernalis-related revenue, lease management - sub-let unused spaces, extend Cambridge lease, and completion of at least two Vernalis related license or collaboration deals. The compensation committee determined this goal was not fully met. The committee assessment concluded there was good execution on revenue performance metrics, with the unit generating approximately $12 million in revenue; however, the timing of expected new deals did not coincide with the conclusion of 2019.
5.A total of 15% of the total bonus opportunity was tied to goals related to the Captisol business and Iohexol program, which included completion of the first-in-human Iohexol clinical trial, initiation of the Iohexol out-licensing process for regional or global partner(s), management of the business to maximize annual revenue and manage competitive threats and generation of least 30 new Captisol research agreements. The compensation committee assessed this goal was met, noting that in 2019, we announced positive top-line results from a Phase 1 trial of our internal Captisol-enabled (CE) Iohexol program and has initiated out-licensing process with several companies. In addition, during 2019, we entered into 93 new Captisol research contracts. We worked with key vendors and partners to maximize revenue potential and volatility.
6.A total of 10% of the total bonus opportunity was tied to corporate operational goals, which included effective financial, legal and administrative management and tax planning, organizational staff planning and expansion and
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facilities expansions and improvements. With respect to these corporate operational goals, the majority of which were qualitative goals and not objectively determinable, the compensation committee assessed this goal was met given its subjective determination of our overall performance in this area during 2019. The compensation committee noted that in 2019, we completed the headquarters expansion, set up a new Nevada site, made improvement to couple other facilities.

In evaluating management’s performance against our 2019 corporate objectives in December 2019, our compensation committee assessed performance relative to the predefined goals to be approximately 95%. In general, quantitative objectives were not established for several of the corporate objectives during 2019. Instead these performance objectives were used as a guide by the compensation committee in determining overall corporate performance as they represented those areas in which the named executive officers and our employees generally were expected to focus their efforts.

The compensation committee determined to reduce the final payouts of the executive bonuses based on its overall evaluation of our performance during the year in relation to our peers and the industry overall. As a result of the foregoing determinations, Mr. Higgins received bonus awards equal to 60% of his target award, all of our other named executive officers received bonus awards equal to 80% of their target awards.

The actual bonus awards paid to our named executive officers for 2019 are disclosed below in the table entitled “Summary Compensation Table.”

Long-Term Performance-Based Equity Incentive Program

In accordance with our compensation philosophy, our longer-term performance-based compensation is based on equity ownership. We believe that equity ownership in the Company is important to tie the ultimate level of an executive officer’s compensation to the performance of the Company’s stock and stockholder gains while creating an incentive for sustained growth.

We generally provide equity compensation to our named executive officers through grants of stock options, performance stock units and restricted stock units. The grants are designed to align the interests of our named executive officers with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The compensation committee views granting options and restricted stock unit awards as a retention device and therefore also reviews the status of vesting and number of vested verses unvested options and restricted stock unit awards at the time of grant. Guidelines for the number of stock options and restricted stock unit awards granted to each executive officer are determined using a procedure approved by the compensation committee based upon several factors, including the executive officer’s level of responsibility, salary grade, performance and the value of the stock option and restricted stock unit awards at the time of grant. With respect to our named executive officers, we generally make awards to such officers at the time of initial hire based on an evaluation of the foregoing factors. Additional grants, other than the annual awards to executives, may be made following a significant change in job responsibility or in recognition of a significant achievement. Annual awards are made to our named executive officers when such awards are deemed appropriate by the compensation committee based on an evaluation of the foregoing factors.

Given the position of executive cash compensation relative to market (which is set at approximately the 25th percentile), our compensation committee has emphasized long-term equity incentive compensation to ensure total compensation is competitive. The long-term equity incentive awards granted to the named executive officers in 2019 were set at approximately the 75th percentile level of equity awards for similar positions at our peer group companies, adjusted using the above factors and taking into consideration such equivalency factors as our number of shares outstanding and market capitalization, compared to the peer group companies.

Time-based stock options granted under our 2002 Stock Incentive Plan, as amended (the “2002 Plan”), generally have a four-year vesting schedule designed to provide an incentive for continued employment. The options generally expire ten years from the date of the grant. This provides a reasonable time frame during which executive officers and other employees who receive grants can benefit from the appreciation of the Company’s shares. The exercise price of options granted under our 2002 Plan is equal to 100% of the fair market value of the underlying stock on the date of grant. Accordingly, option will provide a return to the executive officer only if the market price of the shares appreciates over the option term. Time-based restricted stock unit awards generally vest in equal installments over three years. We also grant performance-based equity awards to our named executive officers.
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Since 2015, performance-based restricted stock units have been a significant component of our annual long-term equity incentive awards for our named executive officers. The “target” number of performance-based restricted stock units granted to our named executive officers each year represents approximately 25% of the total value of the long-term equity incentive awards granted to our named executive officers.  Of the remainder of the long-term equity incentive awards granted to our named executive officers, 50% of the total value of the long-term incentive awards is granted in the form of stock options that are subject to our standard four year vesting schedule, as described above, and 25% of the total value of the long-term incentive awards is granted in the form of restricted stock units that are subject to our standard three year vesting schedule, as described above.

2019 Long-Term Incentive Awards.

In February and May 2019, our compensation committee approved long-term incentive awards to our named executive officers as described in the Grants of Plan-Based Awards table below.

The time-based stock options and restricted stock units vest in accordance with the standard vesting schedules described above.

With respect to the performance-based restricted stock units granted in 2019, a named executive officer may earn up to 150% of the “target” number of performance-based restricted stock units based on performance relative to the performance objectives established for these awards. The performance-based restricted stock units will vest based on objectives related to our incremental revenue from acquisitions, new licensing deals and Captisol sales above projections for the two year performance period commencing January 1, 2019 and ending December 31, 2020 and our new licenses for internally funded programs during the performance period commencing January 1, 2019 and ending December 31, 2021, with each such objective equally weighted. Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective. The compensation committee selected the foregoing performance measures because they represent the key financial and operational performance metrics for which the executives are responsible, thereby creating the clearest link between executive actions, corporate results and continued long-term success for the Company.

All of the equity awards granted to our named executive officers in 2019 are disclosed below in the table entitled “Grants of Plan-Based Awards in Fiscal Year 2019.”

Vesting of 2018 Performance-Based Restricted Stock Units.

In May 2018, our named executive officers were granted performance-based restricted stock units. A named executive officer may earn up to 150% of the “target” number of performance-based restricted stock units based on performance relative to the performance objectives established for these awards. The performance-based restricted stock units will vest based on objectives related to our revenue for the two year performance period commencing January 1, 2018 and ending December 31, 2019 and the projected shots-on-goal and revenue expected to be generated from acquisitions completed during the performance period commencing January 1, 2018 and ending December 31, 2020, with each such objective equally weighted (and a possible performance multiplier of 150% for “maximum” performance relative to both objective).

In December 2019, the compensation committee certified our achievement relative to the revenue objective for purposes of the 2018 performance-based restricted stock units. The threshold, target and maximum performance levels for the revenue component of the awards were as follows: less than $229 million, 0% payout; $229 million, 50% payout; $274 million, 100% payout; and $319 million or greater, 150% payout. We had $372 million in revenue for purposes of the 2018 performance-based restricted stock units for the two year performance period commencing January 1, 2018 and ending December 31, 2019, resulting in a 150% payout with respect to these units. The actual number of units that vested and issued in December 2019 with respect to the portion of the 2018 awards tied to revenue as follows: Mr. Higgins, 5,946; Mr. Foehr, 2,913; Mr. Korenberg, 2,305; and Mr. Berkman, 1,335.

The “target” number of performance-based restricted stock units granted to the named executive officers in 2018 that remain eligible to vest based on the projected shots on goal and revenue generated from acquisitions objective are reported in the “Outstanding Equity Awards at Fiscal Year-End” table below.

Vesting of 2017 Performance-Based Restricted Stock Units.

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In January 2017, our named executive officers were granted performance-based restricted stock units. A named executive officer may earn up to 137.5% of the “target” number of performance-based restricted stock units based on performance relative to the performance objectives established for these awards. The performance-based restricted stock units will vest based on objectives related to our cash flow for the two year performance period commencing January 1, 2017 and ending December 31, 2018 and our new licensing deals during the performance period commencing April 1, 2017 and ending December 31, 2019, with each such objective equally weighted (and a possible performance multiplier of 125% for “maximum” performance relative to the cash flow objective and a possible performance multiplier of 150% for “maximum” performance relative to the new licensing deals objective).

In January 2019, the compensation committee certified our achievement relative to the cash flow objective for purposes of the 2017 performance-based restricted stock units. The threshold, target and maximum performance levels for the cash flow component of the awards were as follows:  less than $195 million, 0% payout; $195 million, 75% payout; $216.6 million, 100% payout; and equal to or greater than $238.3 million, 125% payout. The compensation committee determined that our cash flow for purposes of determining the vesting of the portion of the 2017 performance-based restricted stock units eligible to vest based on our cash flow for the two year performance period commencing January 1, 2017 and ending December 31, 2018 exceeded $300.0 million, resulting in a 125% payout with respect to these units.

In December 2019, the compensation committee certified our achievement relative to the new licensing deals objective for purposes of the 2017 performance-based restricted stock units. The threshold, target and maximum performance levels for the new licensing deals component of the awards were as follows: less than 14, 0% payout; 14, 50% payout; 21, 100% payout; and greater than 28, 150% payout. We had 33 new OmniAb shots on goal transactions for purposes of the 2017 performance-based restricted stock units for the performance period commencing April 1, 2017 and ending December 31, 2019, resulting in a 150% payout with respect to these units. The actual number of units that vested and issued in December 2019 with respect to the portion of the 2017 awards tied to new licensing deals was as follows: Mr. Higgins, 7,668; Mr. Foehr, 4,458; Mr. Korenberg, 2,674; and Mr. Berkman, 1,693.

All of the equity awards granted to our named executive officers and outstanding as of December 31, 2019 are disclosed below in the table entitled “Outstanding Equity Awards At Fiscal Year End.”
Other Elements of Compensation and Perquisites

We also provide our named executive officers and other employees the following benefits and perquisites.

Medical Insurance. We provide to each named executive officer, the named executive officer’s spouse and children such health, dental and vision insurance coverage as we may from time to time make available to its other executives of the same level of employment. We pay a portion of the premiums for this insurance for all employees.

Life and Disability Insurance. We provide each named executive officer such disability and/or life insurance as the Company in its sole discretion may from time to time make available to its other executive employees of the same level of employment. We pay the premiums for this life insurance coverage for the named executive officers.

Defined Contribution Plan. We and our designated affiliates offer the Section 401(k) Savings/Retirement Plan (the “401(k) Plan”), a tax-qualified retirement plan, to their eligible employees. The 401(k) Plan permits eligible employees to defer from 1% to 90% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. We also make matching contributions to the 401(k) Plan. In 2019, the match was equal to $0.40 per each $1.00 contributed by an employee up to an annual maximum of $4,800 per year.

Employee Stock Purchase Plan. Our 2002 Employee Stock Purchase Plan, as amended, which is intended to qualify under Section 423 of the Internal Revenue Code, permit participants to purchase Company stock on favorable terms. Plan participants are granted a purchase right to acquire shares of common stock at a price that is 85% of the stock price on either the first day of the six month offering period or the stock price on the last day of the six month offering period, whichever is lower. The purchase dates occur on the last business days of December and June of each year. To pay for the shares, each participant may authorize periodic payroll deductions from 1% to 10% of his or her cash compensation, subject to certain limitations imposed by the Internal Revenue Code. All payroll deductions collected from the participant in an offering period
Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 31

are automatically applied to the purchase of common stock on that offering period’s purchase date provided the participant remains an eligible employee and has not withdrawn from the employee stock purchase plan prior to that date.

Other. We make available certain other perquisites or fringe benefits to executive officers and other employees, such as tuition reimbursement, professional society dues and food and recreational fees incidental to official company functions, including board meetings. The aggregate of these other benefits was less than $10,000 for each executive officer in the last fiscal year.
Severance and Change in Control Arrangements

We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following an involuntary termination of employment. We also believe that it is important to protect our named executive officers in the event of a change in control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control severance benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. Accordingly, the severance arrangements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with an involuntary termination following a change in control.

Change in Control Arrangements

We have a change in control severance agreement with each of the named executive officers. In the event a named executive officer’s employment is terminated by us without cause or he or she resigns for good reason within 24 months following a change in control of the Company, he or she will be eligible to receive a severance benefit equal to:
•one times (two times for Mr. Higgins) the annual rate of base salary in effect for such officer at the time of involuntary termination; plus
•one times (two times for Mr. Higgins) the greater of: (a) the maximum target bonus for the fiscal year in which the termination occurs; or (b) the maximum target bonus for the fiscal year in which the change in control occurs, if different; plus
•twelve (twenty-four for Mr. Higgins) multiplied by the monthly premium the executive would be required to pay for continued health coverage for himself or herself and his or her eligible dependents.

The foregoing severance amount will be payable in a lump sum following the officer’s termination of employment, subject to the officer’s execution of a general release of claims acceptable to us.

The change in control severance agreements also provide that all of a named executive officer’s outstanding stock awards will vest in the event of such a termination. In addition, the post-termination exercise period of a named executive officer’s stock options will be extended from three months to the date that is nine months following the date of termination (but in no event beyond the original expiration date of such options).

For purposes of the change in control severance agreements, an involuntary termination is either a termination of a named executive officer’s employment by us without cause or his resignation for good reason. “Cause” is generally defined as an officer’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, an officer’s willful and material breach of any obligation or duty under the employment agreement, the Company’s confidentiality and proprietary rights agreement or the Company’s written employment or other written policies that have previously been furnished to the officer, which breach is not cured within 30 days after written notice thereof is received by the officer, if such breach is capable of cure, the officer’s gross negligence or willful misconduct, including without limitation, fraud, dishonesty or embezzlement, in the performance of his duties, or the officer’s continuing failure or refusal to perform his assigned duties or to comply with reasonable directives of the board of directors that are consistent with the officer’s job duties (which directives are not in conflict with applicable law), which failure is not cured within 30 days after written notice thereof is received by the officer.

Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 32

For purposes of the change in control severance agreements, “good reason” is generally defined as a material diminution in the officer’s authority, duties or responsibilities, a material diminution in the officer’s base compensation, a material change in the geographic location at which the officer must perform his duties, or any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to the officer under the employment agreement. An officer must provide written notice to us of the occurrence of any of the foregoing events or conditions without his written consent within 90 days of the occurrence of such event. We will have a period of 30 days to cure such event or condition after receipt of written notice of such event from the officer. Any voluntary termination of an officer’s employment for “good reason” must occur no later than the date that is six months following the initial occurrence of one of the foregoing events or conditions.

For purposes of the change in control severance agreements, a “change in control” has generally the same definition as given to such term under our 2002 Plan, as described below.
Amended and Restated Severance Plan

We maintain the Ligand Pharmaceuticals Incorporated Amended and Restated Severance Plan to provide severance payments to our employees and the employees of our subsidiaries upon an involuntary termination of employment without cause. Each of the named executive officers is eligible to participate in the severance plan, provided that he or she is not subject to disciplinary action or a formal performance improvement plan at the time of termination. However, if, as a result of his or her involuntary termination by us without “cause,” a named executive officer would be eligible to receive severance under any individual change in control severance agreement, employment agreement or other arrangement providing severance benefits, as approved by our board of directors or a committee thereof, such named executive officer will not be eligible for benefits under the severance plan.

Under the terms of the severance plan, a named executive officer will be eligible to receive (1) a lump sum payment in cash for his fully earned but unpaid base salary and accrued but unused vacation through the date of termination, (2) an amount equal to his base salary for the severance period, which period will be equal to (a) two months plus (b) one week for each year of service as of the date of termination and (c) continued health coverage at the same cost as was in effect for the named executive officer at the date of termination throughout such severance period, provided that such named executive officer elects continued coverage under COBRA. The foregoing cash severance benefit will be payable in a lump sum following the officer’s termination of employment, subject to the officer’s execution of a general release of claims acceptable to us.

For purposes of the severance plan, “cause” is generally defined as an officer’s conviction of (or entry of a plea of no contest to) any felony or any other criminal act, an officer’s commission of any act of fraud or embezzlement, an officer’s unauthorized use or disclosure of confidential or proprietary information or trade secrets of the Company or our subsidiaries, or an officer’s commission of any material violation of our policies, or an officer’s commission of any other intentional misconduct which adversely affects the business or affairs of the Company in a material manner.
Change in Control Acceleration of Equity Awards

Equity awards granted under the 2002 Plan to the named executive officers may be subject to accelerated vesting in the event of a “change in control.”

Equity award agreements under the 2002 Plan, which cover each of the named executive officers, provide that such equity awards will automatically vest in the event of a “change in control” where the option is not assumed or replaced by a successor.

Under the 2002 Plan, a “change in control” is generally defined as:
•a merger, consolidation or reorganization of the Company in which 50% or more of its voting securities change ownership;
•the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or
Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 33

•a change in control of the Company effected through a successful tender offer for more than 50% of the Company’s outstanding common stock or through a change in the majority of our board of directors as a result of one or more contested elections for board membership.

In addition, the performance-based restricted stock units granted to the named executive officers in 2019 contain additional vesting provisions that will apply in the event of a change in control. In the event of a change in control prior to December 31, 2020, the number of performance-based restricted stock units in which a named executive will be eligible to vest under each performance-based restricted stock unit will be set at the “target” number of restricted stock units, which “target” restricted stock units will continue to be eligible to vest based solely on the participant’s continued employment or service, with 50% of such “target” units vesting on December 31, 2020 and 50% of such “target” units vesting on December 31, 2021. In the event of a change in control after December 31, 2020 but prior to December 31, 2021, the remaining number of restricted stock units in which a participant will be eligible to vest under each performance-based restricted stock unit will be set at 50% of the “target” number of restricted stock units, which “target” restricted stock units will continue to be eligible to vest based solely on the participant’s continued employment or service through December 31, 2021.

Further, the performance-based restricted stock units granted to the named executive officers in 2018 contain additional vesting provisions that will apply in the event of a change in control. In the event a change in control had occurred prior to December 31, 2019, the number of performance-based restricted stock units in which a named executive would have been eligible to vest under each performance-based restricted stock unit would have been set at the “target” number of restricted stock units, which “target” restricted stock units would have continued to be eligible to vest based solely on the participant’s continued employment or service, with 50% of such “target” units vesting on December 31, 2019 and 50% of such “target” units vesting on December 31, 2020. In the event of a change in control after December 31, 2019 but prior to December 31, 2020, the remaining number of restricted stock units in which a participant will be eligible to vest under each performance-based restricted stock unit will be set at 50% of the “target” number of restricted stock units, which “target” restricted stock units will continue to be eligible to vest based solely on the participant’s continued employment or service through December 31, 2020.
Policies Regarding Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to “covered employees” to the extent that compensation exceeds $1.0 million per covered employee in any fiscal year. Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of a company’s chief executive officer and its three most highly compensated executive officers serving at the end of the taxable year (other than its chief financial officer), and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. Although we historically maintained plans that were intended to permit the payment of deductible compensation under Section 162(m) of the Code if the requirements of Section 162(m) were satisfied, subject to the limited transition relief rules in the Tax Cuts and Jobs Act of 2017, we may no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the compensation committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.
Risk Assessment of Compensation Policies and Programs

In January 2020, management and Radford assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by the Company and presented its assessment to our compensation committee. Based on these assessments, management recommended, and the compensation committee concluded, that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on the Company. In connection with their review, management and the compensation committee noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:
Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 34

•The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives.
•Corporate performance objectives are designed to be consistent with our overall business plan and strategy, as approved by the board of directors.
•The determination of executive incentive awards is based on a review of a variety of indicators of performance, reducing the risk associated with any single indicator of performance.
•Our equity awards generally vest over multi-year periods.
•The compensation committee has the right to exercise negative discretion over executive annual incentive plan payments.

Compensation Tables

Summary Compensation Table
The following table provides information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total
John L. Higgins,	2019	648,192	-	2,933,389	2,891,109	291,686	6,000	6,770,376
Chief Executive Officer	2018	627,413	-	2,779,081	2,376,729	517,615	5,965	6,306,803
	2017	611,656	30,000(2)	2,111,154	2,202,412	550,491	7,494	5,513,207
Matthew W. Foehr,	2019	487,500	-	1,711,163	1,686,480	195,000	164,766(4)	4,244,909
President and Chief Operating Officer	2018	458,931	-	1,361,147	1,164,133	252,412	87,517(5)	3,324,140
	2017	442,094	30,000(2)	1,387,985	1,280,493	265,256	52,675(6)	3,458,503
Matthew Korenberg,	2019	466,667	-	1,466,580	1,445,555	186,667	5,734	3,571,203
Executive Vice President, Finance and Chief Financial Officer	2018	428,438	-	1,077,560	921,591	235,641	5,400	2,668,630
	2017	403,438	30,000(2)	736,550	768,266	242,063	5,400	2,185,717
Charles S. Berkman,	2019	427,620	-	733,290	722,777	136,933	6,547	2,027,167
Senior Vice President and General Counsel	2018	402,500	-	623,961	533,547	177,100	6,471	1,743,579
	2017	362,812	-	466,461	486,593	174,150	8,803	1,498,819

(1) Reflects the grant date fair value for stock and option awards granted in 2017, 2018 and 2019, calculated in accordance with FASB ASC Topic 718, Compensation - Stock Compensation, (“Topic 718”). The assumptions used to calculate the value of stock and option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020. With respect to the restricted stock unit awards included in the Summary Compensation Table that were granted during 2019 with performance-based vesting conditions, these amounts include the grant date fair value of such performance-based restricted stock units granted to each of the named executive officers based on the estimated probable outcome of the performance based objectives applicable to such awards on the grant date. The full grant date fair value of the performance-based restricted stock units awarded to our named executive officers during fiscal year 2019, assuming maximum achievement of the applicable performance objectives is as follows: Mr. Higgins $2,133,467, Mr. Foehr $1,244,536, Mr. Korenberg $1,066,650, and Mr. Berkman $533,325.
(2) Represents performance bonus awards under the management bonus plan earned in 2017 and 2018, but paid in the subsequent year. For 2019, performance bonus awards earned in 2019 were also paid in 2019. For 2017 for Messrs. Higgins, Foehr and Korenberg, the “Bonus” column reflects a $30,000 discretionary increase to their annual bonuses approved by the compensation committee.
(3) With the exception of Mr. Foehr, represents life insurance premiums paid by the Company for each year represented in the table and $4,800 in 401(k) matching funds paid by the Company for each named executive officer.
(4) Pursuant to the management rights letter between Viking Therapeutics, Inc. (“Viking”), and the Company dated May 21, 2014, the Company nominated Mr. Foehr to serve as a member of Viking’s board of directors. During 2019, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $38,000 in cash payments and (2) $121,066 in option awards (representing the aggregate
Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 35

grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance). Additionally, Mr. Foehr received life insurance premiums paid by the Company for 2019 of $900 and $4,800 in 401(k) matching funds paid by the Company in 2019.
(5) During 2018, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $33,170 in cash payments and (2) $48,647 in option awards (representing the aggregate grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance). Additionally, Mr. Foehr received life insurance premiums paid by the Company for 2018 of $900 and $4,800 in 401(k) matching funds paid by the Company in 2018.
(6) During 2017, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $33,170 in cash payments and (2) $13,278 in option awards (representing the aggregate grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance). Additionally, Mr. Foehr received life insurance premiums paid by the Company for 2017 of $900, taxable fringe benefits of $527 and $4,800 in 401(k) matching funds paid by the Company in 2017.

Grants of Plan-Based Awards in Fiscal Year 2019

The following table summarizes plan-based awards granted to our named executive officers during the last fiscal year.

Name	Grant Date	Date of Board Action approving Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John L. Higgins	1/23/19	1/23/19	—	487,500	—	—	—	—	—	—	—	—
	5/29/19	5/29/19	—	—	—	6,405	12,809	19,214	—	—	—	1,422,311
	2/11/19	2/11/19	—	—	—	—	—	—	12,809	—	—	1,511,078
	2/11/19	2/11/19	—	—	—	—	—	—	—	58,596	117.97	2,891,109
Matthew W. Foehr	1/23/19	1/23/19	—	245,000	—	—	—	—	—	—	—	—
	5/29/19	5/29/19	—	—	—	3,736	7,472	11,208	—	—	—	829,691
	2/11/19	2/11/19	—	—	—	—	—	—	7,472	—	—	881,472
	2/11/19	2/11/19	—	—	—	—	—	—	—	34,181	117.97	1,686,480
Matthew Korenberg	1/23/19	1/23/19	—	235,000	—	—	—	—	—	—	—	—
	5/29/19	5/29/19	—	—	—	3,202	6,404	9,606	—	—	—	711,100
	2/11/19	2/11/19	—	—	—	—	—	—	6,404	—	—	755,480
	2/11/19	2/11/19	—	—	—	—	—	—	—	29,298	117.97	1,445,555
Charles S. Berkman	1/23/19	1/23/19	—	172,000	—	—	—	—	—	—	—	—
	5/29/19	5/29/19	—	—	—	1,601	3,202	4,803	—	—	—	355,550
	2/11/19	2/11/19	—	—	—	—	—	—	3,202	—	—	377,740
	2/11/19	2/11/19	—	—	—	—	—	—	—	14,649	117.97	722,777

(1) Represents the target cash bonus awards granted under our annual performance bonus program. Actual bonus amounts paid are reflected in the Summary Compensation Table above.
(2) The performance-based restricted stock units will vest based on objectives related to the Company’s incremental revenue from acquisitions, new licensing deals and Captisol sales above projections for the two year performance period commencing January 1, 2019 and ending December 31, 2020 and licensing for internally funded programs commencing January 1, 2019 and ending December 31, 2021, with each such objective equally weighted (and a possible performance multiplier of 150% for “maximum” performance relative to both objectives). Threshold
Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 36

performance levels, below which no vesting will be awarded, were also established for each performance objective. For a description of the change in control provisions applicable to the foregoing equity award, see “Severance and Change in Control Arrangements” above.
(3) The restricted stock unit awards granted to the named executive officers vest in equal installments over a three year period on each of February 15, 2020, 2021 and 2022. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(4) Each option grant to the named executive officers vests 12.5% on August 15, 2019 and the remainder in 42 equal monthly installments. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(5) Represents the fair value of the stock option or stock award at the time of grant as determined in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020. With respect to awards, the vesting of which is performance-based, the grant date fair value is based on the estimated probable outcome of the performance objectives applicable to such awards on the grant date.
Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all stock and option awards held by our named executive officers as of December 31, 2019. All outstanding equity awards are in shares of our common stock.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights That Have Not Vested (#)	Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John L. Higgins	48,125	—	—	9.96	2/14/2020	—	—	—	—
	94,657	—	—	10.05	2/16/2021	—	—	—	—
	144,666	—	—	14.47	2/8/2022	—	—	—	—
	95,616	—	—	21.92	2/15/2023	—	—	—	—
	14,334	—	—	32.00	6/3/2023	—	—	—	—
	95,000	—	—	74.42	2/11/2024	—	—	—	—
	56,198	—	—	56.26	2/10/2025	—	—	—	—
	53,083	2,308	—	85.79	2/11/2026	—	—	—	—
	30,916	12,730	—	100.38	2/24/2027	—	—	—	—
	18,109	23,283	—	159.01	3/2/2028	—	—	—	—
	12,208	46,388	—	117.97	2/11/2029	—	—	—	—
	—	—	—	—	—	21,502(4)	2,242,444	—	—
						—	—	3,964(5)	413,406
	—	—	—	—	—	—	—	12,809(6)	1,335,851

Matthew W. Foehr	21,675	—	—	14.47	2/8/2022	—	—	—	—
	68,827	—	—	21.92	2/15/2023	—	—	—	—
	65,000	—	—	74.42	2/11/2024	—	—	—	—
	42,113	—	—	56.26	2/10/2025	—	—	—	—
	25,952	1,128	—	85.79	2/11/2026	—	—	—	—
	17,975	7,401	—	100.38	2/24/2027	—	—	—	—
	8,870	11,404	—	159.01	3/2/2028	—	—	—	—
	7,121	27,060	—	117.97	2/11/2029	—	—	—	—
	—	—	—	—	—	12,574(7)	1,311,342	—	—
	—	—	—	—	—	—	—	1,941(5)	202,427
Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 37

	Option Awards					Stock Awards
						—	—	7,472(6)	779,255
Matthew Korenberg	25,000	—	—	104.59	8/5/2025	—	—	—	—
	6,155	769	—	85.79	2/11/2026	—	—	—	—
	10,785	4,440	—	100.38	2/24/2027	—	—	—	—
	7,022	9,028	—	159.01	3/2/2028	—	—	—	—
	6,104	23,194	—	117.97	2/11/2029	—	—	—	—
	—	—	—	—	—	9,642 (8)	1,005,564	—	—
	—	—	—	—	—	—	—	1,537(5)	160,294
	—	—	—	—	—	—	—	6,404(6)	667,873
Charles S. Berkman	1,948	—	—	56.26	2/10/2025	—	—	—	—
	3,717	436	—	85.79	2/11/2026	—	—	—	—
	4,018	2,812	—	100.38	2/24/2027	—	—	—	—
	4,066	5,226	—	159.01	3/2/2028	—	—	—	—
	3,053	11,596	—	117.97	2/11/2029	—	—	—	—
	—	—	—	—	—	5,141 (9)	536,155	—	—
	—	—	—	—	—	—	—	890(5)	92,818
	—	—	—	—	—	—	—	3,202(6)	333,937

(1) Each option grant to the named executive officers has a ten year term from the date of grant. Except as described below, each option vests 12.5% after six months from grant and the remainder in 42 equal monthly installments. For a description of the change in control provisions applicable to the stock option awards, see “Severance and Change in Control Arrangements” above.

(2) Except as described in footnotes 5 and 6 below, the restricted stock unit awards granted to the named executive officers vest over a three year period in equal installments on February 15 of the first three calendar years following the year in which the date of grant occurs. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.

(3) Computed by multiplying the closing market price of our common stock on December 31, 2019, the last trading day of 2019, of $104.29, by the number of shares of common stock subject to such award.

(4) The table above reflects the remaining unvested restricted stock units from the following grants of restricted stock units to Mr. Higgins, which vest in equal installments over a three year period from the date of grant: 3,408 unvested restricted stock units granted on February 24, 2017, 5,285 unvested restricted stock units granted on March 2, 2018, and 12,809 unvested restricted stock units granted on February 11, 2019. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.

(5) Represents the performance-based restricted stock units granted to the named executive officer in 2018. A named executive officer was eligible to earn up to 150% of the “target” number of performance-based restricted stock units based on performance relative to the performance objectives established for these awards.

        The performance-based restricted stock units granted in 2018 were eligible to vest based on objectives related to the Company’s revenue for the two year performance period commencing January 1, 2018 and ending December 31, 2019 and projected shots on goal and revenue generated from acquisitions completed during the performance period commencing January 1, 2018 and ending December 31, 2020, with each such objective equally weighted (and a possible performance multiplier of 150% for “maximum” performance relative to both objectives).

        In December 2019, the compensation committee certified our achievement relative to the revenue objectives for purposes of the 2018 performance-based restricted stock units. The threshold, target and maximum performance levels for the revenue component of the awards were as follows: less than $229 million, 0% payout; between $229 million and $274 million, 50% payout; between $274 million and $319 million, 100% payout; and greater than $319 million, 150% payout. Our total revenue for purposes of the 2018 performance-based restricted stock units for the performance period commencing January 1, 2018 and ending December 31, 2019 were $371 million, resulting in a 150% of “target” payout with respect to the units eligible to vest based on the number of new licensing deals objective. The performance condition applicable to these awards were satisfied and vested upon our compensation committee’s certification of such results in December 2019. The actual number of units that vested and issued in December 2019 with respect to the portion of the 2018 awards tied to revenue as follows: Mr. Higgins, 5,946; Mr. Foehr, 2,913; Mr. Korenberg, 2,305; and Mr. Berkman, 1,335. The value of these units that vested is reflected in the “Option Exercises and Stock Vested During Fiscal Year 2019” table below.

        The “target” number of performance-based restricted stock units granted to the named executive officers in 2018 that remain eligible to vest based on the projected shots on goal and revenue generated from acquisitions objective are reported in the column titled “Equity
Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 38

Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” above as follows: Mr. Higgins, 3,964; Mr. Foehr, 1,941; Mr. Korenberg, 1,537; and Mr. Berkman, 890.

(6) Represents the “target” number of performance-based restricted stock units granted to the named executive officer in 2019. The performance-based restricted stock units granted in 2019 will vest based on objectives related to the Company’s incremental revenue from acquisitions, new licensing deals and Captisol sales above projections for the two year performance period commencing January 1, 2019 and ending December 31, 2020 and licensing for internally funded programs commencing January 1, 2019 and ending December 31, 2021, with each such objective equally weighted (and a possible performance multiplier of 150% for “maximum” performance relative to both objectives). Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above. The “target” number of performance-based restricted stock units granted to each of the named executive officers reflected in the column above are as follows: Mr. Higgins, 12,809; Mr. Foehr, 7,472; Mr. Korenberg, 6,404; and Mr. Berkman, 3,202.

(7) The table above reflects the remaining unvested restricted stock units from the following grants of restricted stock units to Mr. Foehr, which vest in equal installments over a three year period: 2,514 unvested restricted stock units granted on February 24, 2017, 2,588 unvested restricted stock units granted on March 2, 2018, and 7,472 unvested restricted stock units granted on February 11, 2019. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.

(8) The table above reflects the remaining unvested restricted stock units from the following grants of restricted stock units to Mr. Korenberg: 1,189 unvested restricted stock units granted on February 24, 2017, 2,049 unvested restricted stock units granted March 2, 2018, and 6,404 unvested restricted stock units granted on February 11, 2019. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.

(9) The table above reflects the remaining unvested restricted stock units from the following grants of restricted stock units to Mr. Berkman, which vest in equal installments over a three year period: 753 unvested restricted stock units granted on February 24, 2017, 1,186 unvested restricted stock units granted on March 2, 2018, and 3,202 unvested restricted stock units granted on February 11, 2019. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
Option Exercises and Stock Vested During Fiscal Year 2019

The following table provides information on stock option exercises and stock vesting in fiscal 2019 by our named executive officers.

	Option Awards		Stock Awards
Name	No. of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John L. Higgins	33,790	4,049,056	37,181	4,165,716
Matthew W. Foehr	19,067	—	20,335	2,281,258
Matthew Korenberg	—	—	13,131	1,470,174
Charles S. Berkman	3,943	—	7,888	882,693

(1) The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.
(2) Computed by multiplying the closing market price of our common stock on the vesting date by the number of restricted stock units subject to such award vesting on the applicable vesting date.
Potential Payments Upon Termination or Change in Control

The following table summarizes potential change in control and severance payments to each named executive officer as of December 31, 2019. The three right-hand columns describe the payments that would apply in three different potential scenarios—a termination without cause prior to a change in control or more than 24 months following a change in control; a change in control without a termination of employment; or a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 24 months following a change in control. The table assumes that the termination or change in control occurred on December 31, 2019. For purposes of estimating the value of accelerated equity awards to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $104.29, which represents the closing
Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 39

market price of our common stock as reported on the Nasdaq Global Market on December 31, 2019, the last trading day of 2019. All cash severance benefits will be paid in a lump sum.

Name	Benefit	Termination Without Cause; No Change of Control ($)	Change of Control; No Termination ($)(1)	Termination Without Cause or Resignation for Good Reason within 24 Months Following a Change of Control ($)(2)
John L. Higgins	Salary	270,833	—	1,300,000
	Bonus	—	—	975,000
	Option acceleration	—	92,472	92,472
	Stock Award acceleration	—	3,991,700	3,991,700
	Benefits continuation	15,976	—	76,686
	Total value:	286,809	4,084,172	6,435,858
Matthew W. Foehr	Salary	166,474	—	490,000
	Bonus	—	—	245,000
	Option acceleration	—	49,806	49,806
	Stock Award acceleration	—	2,293,024	2,293,024
	Benefits continuation	12,781	—	38,343
	Total value:	179,255	2,342,830	3,116,173
Matthew Korenberg	Salary	123,526	—	470,000
	Bonus	—	—	235,000
	Option acceleration	—	31,587	31,587
	Stock Award acceleration	—	1,833,731	1,833,731
	Benefits continuation	12,781	—	38,343
	Total value:	136,307	1,865,318	2,608,661
Charles S. Berkman	Salary	220,513	—	430,000
	Bonus	—	—	172,000
	Option acceleration	—	19,061	19,061
	Stock Award acceleration	—	962,910	962,910
	Benefits continuation	19,171	—	38,343
	Total value:	239,684	981,971	1,622,314

(1) The 2002 Plan provides that options or restricted stock units will vest in the event of a change in control and the options or restricted stock units are not assumed or replaced by a successor. This disclosure assumes that the successor does not assume or replace the options or restricted stock units. For purposes of calculating the values in the table above, performance-based restricted stock units are included at “target” performance levels.
(2) The change in control severance agreements with each of our named executive officers provide that all of a named executive officer’s outstanding stock awards will vest in the event of an involuntary termination. For purposes of calculating the values in the table above, performance-based restricted stock units are included at “target” performance levels.
Compensation of Directors

The following table provides information related to the compensation of each of our non-employee directors for fiscal 2019.

Name	Cash Fees ($)	Stock Awards ($)(9)	Option Awards ($)(9)	Total ($)
Jason M. Aryeh(1)	67,527	94,848	190,025	352,400
Todd Davis(2)	65,027	94,848	190,025	349,900
Nancy Gray(3)	60,027	94,848	190,025	344,900
John W. Kozarich(4)	85,027	94,848	190,025	369,900
Sunil Patel(5)	60,027	94,848	190,025	344,900
Stephen L. Sabba(6)	75,027	94,848	190,025	359,900
John L. LaMattina(7)	57,527	94,848	190,025	342,400
Sarah Boyce(8)	33,354	154,276	270,103	457,733

Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 40

(1) As of December 31, 2019, Mr. Aryeh held options to purchase 17,396 shares of our common stock and 835 restricted stock units. During 2019, Mr. Aryeh received 835 restricted stock units with a grant date fair value of $94,848 and 4,071 stock options with a grant date fair value of $190,025.
(2) As of December 31, 2019, Mr. Davis held options to purchase 9,001 shares of our common stock and 835 restricted stock units. During 2019, Mr. Davis received 835 restricted stock units with a grant date fair value of $94,848 and 4,071 stock options with a grant date fair value of $190,025.
(3) As of December 31, 2019, Dr. Gray held options to purchase 9,997 shares of our common stock and 1,139 restricted stock units. During 2019, Dr. Gray received 835 restricted stock units with a grant date fair value of $94,848 and 4,071 stock options with a grant date fair value of $190,025.
(4) As of December 31, 2019, Dr. Kozarich held options to purchase 39,401 shares of our common stock and 835 restricted stock units. During 2019, Dr. Kozarich received 835 restricted stock units with a grant date fair value of $94,848 and 4,071 stock options with a grant date fair value of $190,025.
(5) As of December 31, 2019, Mr. Patel held options to purchase 17,396 shares of our common stock and 835 restricted stock units. During 2019, Mr. Patel received 835 restricted stock units with a grant date fair value of $94,848 and 4,071 stock options with a grant date fair value of $190,025.
(6) As of December 31, 2019, Dr. Sabba held options to purchase 39,401 shares of our common stock and 835 restricted stock units. During 2019, Dr. Sabba received 835 restricted stock units with a grant date fair value of $94,848 and 4,071 stock options with a grant date fair value of $190,025.
(7) As of December 31, 2019, Dr. LaMattina held options to purchase 22,231 shares of our common stock and 835 restricted stock units. During 2019, Dr. LaMattina received 835 restricted stock units with a grant date fair value of $94,848 and 4,071 stock options with a grant date fair value of $190,025.
(8) As of December 31, 2019, Ms. Boyce held options to purchase 5,283 shares of our common stock and 1,431 restricted stock units. During 2019, Ms. Boyce received 1,431 restricted stock units with a grant date fair value of $154,276 and 5,283 stock options with a grant date fair value of $270,103.
(9) Reflects the grant date fair value for stock and option awards granted in 2019, calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020.
Narrative to Director Compensation Table

Non-employee members of our board of directors are paid fees for their service as a director and are reimbursed for expenses incurred in connection with such service.

Under our director compensation policy in effect during 2019, each director was eligible to receive an annual retainer of $50,000. No meeting fees are paid. In addition, the chairperson of the board will received an additional annual retainer of $30,000, the chairperson of the audit committee received an additional annual retainer fee of $20,000, the chairperson of the compensation committee received an additional annual retainer of $15,000 and the chairperson of the nominating and corporate governance committees received an additional annual retainer fee of $10,000. Members of the audit committee received an additional annual retainer of $10,000, members of the compensation committee received an additional annual retainer of $7,500 and members of the nominating and corporate governance committee received an additional annual retainer of $5,000. Directors may elect to receive their retainers in cash or vested shares of our common stock, which shares are issued under our 2002 Plan.

At the 2019 annual meeting, non-employee directors were automatically granted (i) that number of restricted stock units determined by dividing (a) $95,000, by (b) the average closing price per share of the Company’s common stock on the Nasdaq Global Market (or such other established stock exchange or national quotation system on which the stock is quoted) for the 30-calendar day period prior to the date of grant, and (ii) that number of stock options having a value of $190,000, calculated on the grant date in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that the Company utilizes in preparation of its financial statements). In April 2020, the board revised the non-employee director compensation policy such that beginning with the 2020 annual meeting, non-employee directors will automatically be granted (i) that number of restricted stock units determined by dividing (a) $85,000, by (b) the average closing price per share of the Company’s common stock on the Nasdaq Global Market (or such other established stock exchange or national quotation system on which the stock is quoted) for the 60-calendar day period prior to the date of grant, and (ii) that number of stock options having a value of $175,000, calculated on the grant date in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that the Company utilizes in preparation of its financial statements). The foregoing awards will vest in full on the earlier of (i) the date of the annual meeting of the Company’s stockholders next following the grant date, and (ii) on the first anniversary of the date of grant.

Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 41

Upon initial election to the board of directors, each non-employee director will automatically be granted (i) that number of restricted stock units determined by dividing (a) $145,000, by (b) the average closing price per share of the Company’s common stock on the Nasdaq Global Market (or such other established stock exchange or national quotation system on which the stock is quoted) for the 30-calendar day period prior to the date of grant, and (ii) that number of stock options having a value of $280,000, calculated on the grant date in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that the Company utilizes in preparation of its financial statements). The foregoing awards will vest in three equal annual installments on each of the first three anniversaries following the date of grant.

All awards will vest in full in the event of a change in control or a hostile take-over, each as defined under our 2002 Plan.

Non-Employee Director Ownership Guidelines. In addition, the director compensation policy contains an ownership guideline so that members of the board are required to own shares with a value of at least three times the then-current annual retainer after they had completed three years of board service. As of the date of this proxy statement, all non-employee directors were in compliance with these guidelines.

Pay Ratio Disclosure

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer. We are providing the following information to comply with Item 402(u) of Regulation S-K:

Total compensation of our CEO in 2019 was $6,772,184 as reported above in our Summary Compensation Table. The total compensation for the median employee, other than our CEO, was $109,795. The total compensation for the median employee was calculated according to the requirements of the Summary Compensation Table which includes base salary, bonus, equity awards, if applicable, and 401(k) matching contributions or pension. The ratio of our CEO’s compensation to the compensation of the median employee was 62 to 1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all of our employees, we reviewed base salary, bonus, equity awards, if applicable, and 401(k) matching contribution or pension for 2019 reflected in our payroll records as reported for all of our employees as of December 31, 2019, which includes our 72 employees in the United Kingdom. We converted the compensation of our employees in the United Kingdom to U.S. Dollars based on the exchange rate in effect on December 31, 2019 (0.7548 GBP to U.S. $1.00).

Compensation Committee Interlocks and Insider Participation
Relationships and Independence of the Compensation Committee Members

During fiscal 2019, the compensation committee was composed of Messrs. Aryeh and Davis and Dr. LaMattina. No executive officer of our company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of our board of directors or compensation committee.

Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 42

Compensation Committee Report

The compensation committee of the Company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee reviewed this Compensation Discussion and Analysis and discussed its contents with the Company’s management. Based on the review and discussions, the compensation committee has recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement and our annual report for the year ended December 31, 2019.

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.
Todd C. Davis, Chairperson of the Compensation Committee
Jason M. Aryeh
John L. LaMattina, Ph.D.

Audit Committee Report

The following is the report delivered by the audit committee of the Company’s board of directors with respect to the principal factors considered by such committee in its oversight of the accounting, auditing and financial reporting practices of the Company for 2019.

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed and discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including those matters required under Auditing Standard 1301 (Communications with Audit Committees). In addition, the audit committee has discussed with Ernst & Young LLP their independence from management and the Company, and has received from Ernst & Young LLP the written disclosures and the letter required by the Public Company Accounting Oversight Board Rule 3526.

The audit committee met with Ernst & Young LLP to discuss the overall scope of their services, the results of their audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. Ernst & Young LLP, as the Company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the Company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the Company, nor does it provide any expert assurance or professional certification regarding the Company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.
Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 43

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the Company’s board of directors that the audited consolidated financial statements be included in this proxy statement and in our annual report for the year ended December 31, 2019.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.
Stephen L. Sabba, M.D., Chairperson of the Audit Committee
Nancy Ryan Gray, Ph.D.
Sunil Patel

Equity Compensation Plans

We have two compensation plans approved by our stockholders under which our equity securities are authorized for issuance to employees and directors for goods or services, the 2002 Plan and the Employee Stock Purchase Plan.

The following table summarizes information about our equity compensation plans as of December 31, 2019:

	(a) Number of securities to be issued upon exercises of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	1,454,726(1)	61.82	980,340(2)
Equity compensation plans not approved by security holders(3)	—	—	—
	1,454,726(1)	61.82	980,340(2)

(1)Includes options and restricted stock units outstanding under the 2002 Plan, with performance-based restricted stock units included at “target”levels.
(2)At December 31, 2019, 921,077 and 59,263 shares were available under the 2002 Plan and the Employee Stock Purchase Plan, respectively, for future grants of awards (calculated by including performance-based restricted stock units at the “target” level). Of the shares available under the Employee Stock Purchase Plan at December 31, 2019, 1,379 of the 59,263 share that were eligible for purchase were purchased during the offering period in effect on such date.
(3)There are no equity compensation plans (including individual compensation arrangements) not approved by the Company’s security holders.

Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 44

Certain Relationships and Related Transactions

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2019, with respect to which we were a party, will be a party, or otherwise benefited, in which:
•the amounts involved exceeded or will exceed $120,000; and
•a director, nominee for director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Pursuant to our audit committee charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. In addition, the compensation committee of our board of directors and/or our board of directors will review approve all compensation-related policies involving our directors and executive officers.

The severance arrangements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change in control. See “Compensation Discussion and Analysis—Severance and Change in Control Arrangements.”

Our certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Pursuant to the management rights letter between Viking Therapeutics, Inc. (“Viking”), and the Company dated May 21, 2014, the Company nominated Mr. Foehr to serve as a member of Viking’s board of directors. During 2019, in connection with Mr. Foehr’s service as a director of Viking, Mr. Foehr received (1) $38,000 in cash payments and (2) $121,066 in option awards (representing the aggregate grant date fair value of the option awards as reported by Viking, computed in accordance with authoritative accounting guidance).

All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by the audit committee or a majority of the independent and disinterested members of the board of directors.

Deadline For Proposals For Next Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2020 annual meeting of stockholders is December 25, 2020 (120 calendar days in advance of the anniversary of the date of this proxy statement). Stockholders wishing to submit proposals or director nominations that are to be included in such proxy statement and proxy must also do so by December 25, 2020. Stockholders are advised to review our amended and restated bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our current amended and restated bylaws are available at the SEC’s website, www.sec.gov, or upon written request to our Corporate Secretary at the address listed below. Stockholder proposals and director nominations should be directed to Corporate Secretary, Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Boulevard, Suite 110, San Diego CA, 92121.

In addition, the proxy solicited by the board of directors for the next annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal no later than a reasonable period of time prior to the mailing of proxy materials for such annual meeting.
Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 45

Annual Report on Form 10-K

Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our fiscal 2019 Annual Report at http://www.envisionreports.com/LGND, which does not have cookies that identify visitors to the site. A copy of the Annual Report of the Company on Form 10-K for the 2019 fiscal year has been mailed concurrently with this proxy statement to all stockholders that received a copy of the proxy materials in the mail. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Written requests for copies of our Annual Report to stockholders may also be directed to our Corporate Secretary, Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Boulevard Suite 110, San Diego, CA 92121.

Solicitation of Proxies

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to directors, officers or employees of the Company for any such services. Except as described above, we do not presently intend to solicit proxies other than by internet.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially results in a reduced usage of natural resources and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and one annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Any stockholder at a shared address to which a single copy of the documents was delivered and who wishes to receive a separate copy of the documents can request a copy of the documents by sending a written request to our Corporate Secretary, Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA 92121, or contact our Corporate Secretary at (858) 550-7500. Also, if you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, please notify your broker or direct your written request to Corporate Secretary, Ligand Pharmaceuticals Incorporated, 3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA 92121, or contact our Corporate Secretary at (858) 550-7500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 46

Other Business

As of the date of this proxy statement, the board of directors knows of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the annual meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ CHARLES S. BERKMAN
Charles S. Berkman
Senior Vice President, General Counsel & Secretary
April 24, 2020

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2019 that we filed with the SEC, we will send you one without charge. Please write to:
Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Boulevard,
Suite 110 San Diego, CA 92121
Attn: Corporate Secretary
All of our SEC filings are also available in the Investors section of our website at www.ligand.com.

Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 47

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## 2020 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Election of Directors:

| | | |
|---|---|---|
| 01 - Jason M. Aryeh | 02 - Sarah Boyce | 03 - Todd C. Davis |
| 04 - Nancy R. Gray, Ph.D. | 05 - John L. Higgins | 06 - John W. Kozarich, Ph.D. |
| 07 - John L. LaMattina, Ph.D. | 08 - Sunil Patel | 09 - Stephen L. Sabba, M.D. |

☐ Mark here to vote FOR all nominees

☐ Mark here to WITHHOLD vote from all nominees

☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

| 01 | 02 | 03 | 04 | 05 | 06 | 07 | 08 | 09 |
|---|---|---|---|---|---|---|---|---|
| ☐ | ☐ | ☐ | ☐ | ☐ | ☐ | ☐ | ☐ | ☐ |

| | For | Against | Abstain |
|---|---|---|---|
| 2. Ratification of Ernst & Young LLP as Ligand's Independent Registered Public Accounting Firm. | ☐ | ☐ | ☐ |
| 3. Approval, on an advisory basis, of the Compensation of the Named Executive Officers. | ☐ | ☐ | ☐ |

### B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

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Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 48

The 2020 Annual Meeting of Stockholders of Ligand Pharmaceuticals, Inc. will be held on Wednesday, June 10, 2020 at 8:30 a.m. Pacific Time, virtually via the internet at www.meetingcenter.io/291958613.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — LGND2020.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/LGND

**Small steps make an impact.**

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/LGND

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## Ligand Pharmaceuticals Incorporated

# Notice of 2020 Annual Meeting of Stockholders

## Proxy Solicited by Board of Directors for Annual Meeting — June 10, 2020

The undersigned hereby appoints John L. Higgins and Charles S. Berkman, as proxies, jointly and severally, with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Ligand Pharmaceuticals Incorporated to be held on June 10, 2020 or at any postponement or adjournment thereof.

**Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-3.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.**

(Items to be voted appear on reverse side)

### C Non-Voting Items

**Change of Address** — Please print new address below.

**Comments** — Please print your comments below.

Ligand Pharmaceuticals Incorporated 2020 Proxy Statement ● 49